EXECUTION COPY

U.S. $250,000,000

CREDIT AGREEMENT

DATED AS OF
JULY 26, 2002

AMONG

ENSCO INTERNATIONAL INCORPORATED
AS BORROWER,

THE BANKS NAMED HEREIN
AS BANKS,

DEN NORSKE BANK ASA, NEW YORK BRANCH
AS ADMINISTRATIVE AGENT AND CO-ARRANGER,

CITIBANK, N.A.,
AS SYNDICATION AGENT,

WELLS FARGO BANK TEXAS, N.A.
AS CO-SYNDICATION AGENT

AND

HSBC BANK USA
AS DOCUMENTATION AGENT

LEAD ARRANGER AND BOOK MANAGER:

SALOMON SMITH BARNEY INC.

Credit Agreement

Dated as of July 26, 2002

         ENSCO International Incorporated, a Delaware corporation, the lenders party hereto, Den norske Bank ASA, New York Branch, as Administrative Agent, Citibank, N.A., as Syndication Agent, Wells Fargo Bank Texas, N.A., as Co-Syndication Agent, HSBC Bank USA, as Documentation Agent, and Den norske Bank ASA, New York Branch, as Issuing Bank, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

                           SECTION 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

                           "Administrative Agent" means Den norske Bank ASA, New York Branch, in its capacity as Administrative Agent pursuant to Article VIII, and such term shall include any successor to such entity in such capacity pursuant to Section 7.08.

                           "Advance" means an advance by a Bank to the Borrower pursuant to Section 2.01(a) (as divided or combined from time to time as contemplated in the definition herein of Borrowing) and refers to a Base Rate Advance or a LIBOR Advance (each of which shall be a "Type" of Advance).

                           "Affected Lender" has the meaning specified in Section 2.11.

                           "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "controls" (including the terms "controlled by" or "under common control with") includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, securities, partnership interests or other ownership interests, by contract or otherwise.

                           "Agreement" means this Credit Agreement, as amended, supplemented or modified from time to time.

                           "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a LIBOR Advance.

                           "Applicable Letter of Credit Margin" means, for any day, the percentage per annum applicable to a LIBOR Advance on such day, set forth in Schedule II under the heading "Applicable Margin" for the relevant Rating Category applicable to the Borrower from time to time. The Applicable Letter of Credit Margin determined pursuant to this definition for any Letter of Credit shall change when and as the relevant Rating Category applicable to the Borrower changes.

                           "Applicable Margin" means, for any Interest Period for any LIBOR Advance, the percentage per annum applicable to such LIBOR Advance, set forth in Schedule II under the heading "Applicable Margin" for the relevant Rating Category applicable to the Borrower from time to time. The Applicable Margin determined pursuant to this definition for any LIBOR Advance shall change when and as the relevant Rating Category applicable to the Borrower changes.

                           "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent and the Issuing Bank, in substantially the form of Exhibit

                           "Bankruptcy Code" means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

                           "Banks" means the lenders listed on the signature pages hereof and each Eligible Assignee that becomes a Bank party hereto pursuant to Section 2.16 or Section 8.06(a), (b) and (d).

                           "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                           (a)     the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as its base rate; and

                           (b)     the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for the Administrative Agent with respect to liabilities consisting of or including (among other liabilities) three-month Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by the Administrative Agent for determining the then current annual assessment payable by it to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of the Administrative Agent in the United States; and

                           (c)     the sum of1/2of one percent per annum plus the Federal Funds Rate in effect from time to time.

                           "Base Rate Advance" means an Advance which bears interest as provided in Section 2.05(a).

                           "Borrower" means ENSCO International Incorporated, a Delaware corporation.

      "Borrowing" means a borrowing hereunder consisting of Advances of the same Type made on the same day by the Banks and, in the case of LIBOR Advances, having the same Interest Period; provided that (a) all Base Rate Advances outstanding at any time shall thereafter be deemed to be one Borrowing, and (b) subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08 and 2.11, on the last day of an Interest Period for a Borrowing comprised of LIBOR Advances, such Borrowing may be divided ratably to form multiple Borrowings comprised of LIBOR Advances (with the result that each Bank's Advance as a part of each such multiple Borrowing is proportionately the same as its Advance as a part of such divided Borrowing) or combined with all or a ratable portion of the Base Rate Advances or all or a ratable portion of one or more other Borrowings, the Interest Period for which also ends on such day, to form a new Borrowing comprised of LIBOR Advances, such division or combination to be made by notice from the Borrower given to the Administrative Agent not later than noon on the third Business Day prior to the proposed division or combination specifying the date of such division or combination (which shall be a Business Day) and all other relevant information (such as the Borrowings (or portions thereof) to be divided or combined, the respective amounts of the Borrowings resulting from any such division, the relevant Interest Periods, the amount of the Base Rate Advances or other Borrowings (or portions thereof) to be so combined and such other information as the Administrative Agent may request), but in no event shall any Borrowing resulting from, or remaining after, any such division or combination be less than $10,000,000, and in all cases each Bank's Advances as a part of each such combined, resultant or remaining Borrowing shall be proportionately the same as its Advances as a part of the relevant Borrowings prior to such division or combination. Each Borrowing comprised of a Type of Advance shall be that "Type" of Borrowing.

                           "Business Day" means (a) any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in New York City or Dallas, Texas and (b) if the applicable Business Day relates to any LIBOR Advances, any day which is a "Business Day" described in clause (a) and which is also a day for trading by and between banks in the London interbank Eurodollar market.

                           "Change of Control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13 d-3 and 13 d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower, or (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of the majority of the Directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

                           "Citibank" means Citibank, N. A., a national banking association.

                           "Co-Syndication Agent" means Wells Fargo Bank Texas, N.A.

                           "Code" means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

                           "Commitment" has the meaning specified in Section 2.01(a).

                           "Consolidated" refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP.

                           "Consolidated Debt" means with respect to any Person, as of any date of determination thereof, without duplication, the aggregate principal amount of all then outstanding (a) indebtedness and other obligations of such Person and its Consolidated Subsidiaries for the repayment of money borrowed, including the unreimbursed amount of any drawings under letters of credit issued for the account of such Person or any of its consolidated subsidiaries, (b) obligations of such Person and its consolidated subsidiaries as lessee under capital leases, (c) letters of credit other than letters of credit issued in the ordinary course of business supporting non-Debt obligations (e.g., bid bonds and performance guaranties incurred under drilling contracts, vessel time charters, or other forms of service agreement in the ordinary course of business), (d) without duplication, guaranties by such Person and any of its consolidated subsidiaries of payment or collection of any obligations described in clauses (a) through (c) above of any other Person, and (e) without duplication, all Other Obligations of such Person and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of such date.

                           "Consolidated EBITDA" means, for any period, (a) Net Income for the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, and depreciation and amortization and other non-cash charges for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                           "Consolidated Interest Expense" means, for any period, Interest Expense for the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                           "Consolidated Shareholders' Equity" means, as of any date of determination for Borrower and its Subsidiaries, determined on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

                           "Consolidated Tangible Net Worth" means, as of any date of determination, for Borrower and its consolidated Subsidiaries, determined on a consolidated basis, Consolidated Shareholder's Equity on that date minus the Intangible Assets of Borrower and its consolidated Subsidiaries on such date, determined in accordance with GAAP.

                           "Convert", "Conversion" and "Converted" each refers to a conversion of Advances or a Borrowing of one Type into Advances or a Borrowing of another Type, as the case may be, pursuant to Section 2.07, Section 2.08, Section 2.10(b) or Section 2.11.

                           "Debt" means, in the case of any Person, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business and payable on customary terms), (iv) obligations of such Person to deliver property or services for which prepayment has been made, to the extent reflected as a liability pursuant to GAAP, (v) monetary obligations of such Person as lessee under leases that are, in accordance with GAAP, recorded as capital leases, (vi) without duplication, all letters of credit issued for the account of such Person or as to which such Person has any reimbursement obligation, whether or not drawn, (vii) mark-to-market obligations of such Person under any interest rate, currency, commodity or other swap, cap or collar or under any other derivatives transaction, (viii) obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition, (x) indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition secured by any Lien on or in respect of any property of such Person, (xi) all liabilities of such Person in respect of unfunded vested benefits under any Plan or Multiemployer Plan, except to the extent an ERISA Affiliate has paid such liabilities within the time prescribed by law, and (xii) without duplication, all Other Obligations of such Person; provided, for clarity, that "Debt" shall not include trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), or preferred stock with no mandatory redemption feature.

                           "Default" means an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

                           "Demand Loan" has the meaning specified in Section 2.18(c).

                           "Documentation Agent" means HSBC Bank USA.

                           "Distribution" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) (i) in respect of any Equity Interest of the Borrower or any Subsidiary or to the holders, as such, of any Equity Interest of the Borrower or any Subsidiary (including pursuant to a merger or consolidation) or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of the Borrower or any Subsidiary.

                           "Dollars" and "$" means lawful money of the United States of America.

                           "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Bank or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

                           "Eligible Assignee" means (a) any Bank, (b) any Affiliate of any Bank, and (c) with the consent of the Administrative Agent, the Issuing Bank and the Borrower (which consent will not be unreasonably withheld), any other commercial bank or financial institution not covered by clause (a) or clause (b) of this definition; provided that neither the Borrower nor any Subsidiary of the Borrower shall be an Eligible Assignee.

                           "Environment" shall have the meaning set forth in 42 U.S.C. ss. 9601(8) as defined on the date of this Agreement, and "Environmental" means pertaining or relating to the Environment.

                           "Environmental Law" means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or other agreement or Governmental Requirement arising from, in connection with or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including those relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located.

                           "EPA" means the United States Environmental Protection Agency or any successor thereto.

                           "Equity Interest" means as to any Person, any capital stock, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.

                           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

                           "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

                           "ERISA Liabilities" means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

                           "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

                           "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

                           "Events of Default" has the meaning specified in Section 6.01.

                           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           "Expiration Date" means, for any Letter of Credit, the later of (i) the Stated Expiry Date of such Letter of Credit or such earlier date, if any, on which such Letter of Credit is permanently cancelled in writing by the Borrower, the beneficiary thereof and each transferee, if any, thereof, (ii) if any Extension Event referred to in clause (i) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining the Issuing Bank from paying under such Letter of Credit or permanently enjoining the Issuing Bank from paying under such Letter of Credit, and (iii) if any Extension Event referred to in clause (ii) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that the Issuing Bank has no further liability under such Letter of Credit.

                           "Extension Event" means, in respect of any Letter of Credit, that at any time either (i) the Issuing Bank shall have been served with or otherwise be subjected to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under such Letter of Credit and either (a) there has been a drawing under such Letter of Credit which the Issuing Bank would otherwise be obligated to pay or (b) the Stated Expiry Date of such Letter of Credit has occurred but the right of the beneficiary or transferee to draw under such Letter of Credit has been extended past such date in connection with the pendency of the related court action or proceeding; or (ii) the beneficiary or transferee shall have made a demand, on or prior to the Stated Expiry Date of such Letter of Credit, to the effect that the Stated Expiry Date be extended or that the value of such Letter of Credit be held for the account of the beneficiary or transferee, in either case under circumstances in which the Issuing Bank may incur liability or loss if the Issuing Bank does not comply with such demand, and either (a) the Borrower shall have failed to authorize the Issuing Bank to so extend the Stated Expiry Date within three banking days after the Issuing Bank shall have notified the Borrower of such demand or (b) the Issuing Bank shall in its sole discretion decline to extend such Stated Expiry Date.

                           "FDIC" means the Federal Deposit Insurance Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

                           "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

                           "GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of the financial statements referred to in Section 4.01(d)(ii).

                           "Governmental Requirements" means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

                           "Hazardous Materials" means (i) any substance or material identified as a hazardous substance pursuant to any Environmental Law, (ii) any substance or material regulated as a hazardous or solid waste pursuant to any Environmental Law, and (iii) any other material or substance regulated under any Environmental Law. "Hazardous Materials" shall include pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

                           "Illegality Event" has the meaning specified in Section 2.11.

                           "Indemnified Parties" has the meaning specified in Section 8.04(c).

                           "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

                           "Intangible Assets" means, on any date of its determination for Borrower and its subsidiaries on a consolidated basis, assets that are considered to be intangible assets under GAAP.

                           "Interest Expense" means, for any Person for any period, such Person's total interest expense, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as capital leases), as determined in accordance with GAAP.

                           "Interest Period" means, with respect to each LIBOR Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into (or the division or combination of any Borrowing resulting in) such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the Borrower and the Banks may agree to for such Interest Period), in each case as the Borrower may, upon notice received by the Administrative Agent not later than noon (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided that:

                           (a)     Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

                           (b)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

                           (c)     any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which such Interest Period would have ended if there were a numerically corresponding day in such calendar month;

                           (d)     no Interest Period may end after the Termination Date; and

                           (e)     the Borrower may not select any Interest Period if any Event of Default exists.

                           "Investment" means, as applied to any Person, any direct or indirect (i) purchase or other acquisition by such Person of any Equity Interest or Debt of any other Person, (ii) loan or advance made by such Person to any other Person, (iii) guaranty, assumption or other incurrence of liability by such Person of or for any Debt or other obligation of any other Person, (iv) creation of any Debt owed to such Person by any other Person, or (v) capital contribution or other investment by such Person in any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

                           "Issuing Bank" means Den norske Bank ASA, New York Branch.

                           "Lead Arranger" means Salomon Smith Barney Inc.

                           "Letter of Credit" means each letter of credit issued by any Issuing Bank pursuant to Section 2.18, as extended or otherwise modified by the Issuing Bank from time to time.

                           "Letter of Credit Liabilities" means the maximum aggregate amount of all undrawn portions of Letters of Credit (after giving effect to any step up provision or other mechanism for increases, if any) plus the aggregate amount of all drawings under Letters of Credit which are unpaid.

                           "L/C Related Documents" has the meaning specified in Section 2.18(d).

                           "LIBO Rate" means, for any Interest Period for each LIBOR Advance comprising part of the same Borrowing, (a) the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of the relevant Interest Period for a term comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Telerate Page 3750 (or any successor page), the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Reuters Screen LIBO page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBO page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates; and (c) if the rate specified in clause (a) of this definition does not so appear on Telerate Page 3750 (or any successor page) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor page), the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount of the LIBOR Advance of the Administrative Agent comprising part of such Borrowing and for a period equal to such Interest Period.

                           "LIBOR Advance" means an Advance which bears interest as provided in Section 2.05(b).

                           "LIBOR Borrowing" means a Borrowing comprised of LIBOR Advances.

                           "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any production payment, advance payment or similar arrangement with respect to minerals in place, any agreement to grant any Lien, any agreement to refrain from granting any Lien granted by or required to be granted by any Loan Document, any conditional sale or other title retention agreement and the interest of a lessor under a capital lease), whether or not filed, recorded or otherwise perfected under applicable law.

                           "Loan Document" means this Agreement, each Note (if any), each Notice of Borrowing and each other document or instrument executed and delivered in connection with this Agreement.

                           "Losses" has the meaning specified in Section 8.04(c).

                           "Majority Banks" means at any time Banks holding at least 51% of the sum of the then aggregate principal amount of outstanding Advances plus the then existing amount of Letter of Credit Liabilities, or, if no such principal amount and no Letter of Credit Liabilities are then outstanding, Banks having at least 51% of the Commitments. For purposes of this definition, Letter of Credit Liabilities shall be considered held by the respective Banks in accordance with the respective amounts of their participations therein pursuant to Section 2.18, with the Issuing Bank holding the balance thereof after taking into account such participations.

                           "Material Adverse Change" means any change in the business, property, financial condition or results of operations of the Borrower and its Subsidiaries has occurred which could reasonably be expected to have a Material Adverse Effect.

                           "Material Adverse Effect" means any material adverse effect on the business, property, financial conditions, or results of operations of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under any of the Loan Documents; provided that any quantification of threshold amount in the representations, warranties, covenants, or Events of Default contained in this Agreement shall not be deemed to indicate the threshold at which a "Material Adverse Effect" would be caused.

                           "Material Subsidiary" means, on any date of its determination, any Subsidiary of the Borrower that owns assets having a book value equal to or greater than ten percent (10%) of the book value of all assets of the Borrower and its consolidated Subsidiaries on such date.

                           "Moody's" means Moody's Investors Service, Inc.

                           "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                           "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and more than one employer other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

                           "Net Income" means, for any Person for any period, such Person's net income (or loss) for such period, excluding (a) all extraordinary gains and losses, as determined in accordance with GAAP, and (b) all net gains and losses on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon, all as determined in accordance with GAAP.

                           "Note" means a promissory note of the Borrower requested by any Bank payable to the order of such Bank, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from Advances owed to such Bank.

                           "Notice of Borrowing" has the meaning specified in Section 2.02.

                           "Notice of Letter of Credit" has the meaning specified in Section 2.18(a).

                           "Obligations" means all obligations (liquidated, contingent or otherwise) from time to time owed by the Borrower or any Subsidiary of the Borrower pursuant to, as a result of or in connection with any of the Loan Documents, including all principal of and interest on the Advances, all obligations to reimburse the Issuing Bank for any payment under any Letter of Credit and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Loan Document.

                           "Other Obligations" means, for any Person, as of any date of determination thereof, the aggregate amount, determined in accordance with GAAP as of such date, without duplication of any clause within this definition, all (i) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in an amount equal to the base amount on which rental payments are measured minus the unpaid balance contributed, pledged, or otherwise provided by such Person or its Affiliates to collateralize the lessee's obligations in connection with such lease and minus the principal amount of any of the lessor's debt that such Person or its Affiliates have purchased; (ii) the net cash payment obligations of such Person with respect to any forward sale contract for a commodity with respect to which such Person has received a prepayment by a counterparty thereto, provided that in no event shall "Other Obligations" include forward sales contracts that are entered into in the ordinary course of such Person's trading business, if any, and not intended to function as a borrowing of funds; and (iii) all guaranties of collection or payment of any obligation described in clauses (i) and (ii) of any other Person; provided, however, that in no event shall "Other Obligations" include (a) any completion or performance guaranties (or similar guaranties that a project or a Subsidiary of such Person perform as planned) or (b) pure operating leases entered in the ordinary course of business, including but not limited to pure operating leases of business equipment.

                           "Other Taxes" has the meaning specified in Section 2.13(c).

                           "Payment Office" means the office of the Administrative Agent located at 200 Park Avenue, New York, New York 10166, or such other office as the Administrative Agent may designate by written notice to the other parties hereto.

                           "PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

                           "Permitted Debt" means

                           (i)     Debt incurred pursuant to this Agreement and the other Loan Documents;

                           (ii)     Debt existing on the effective date of this Agreement, and subsequent extensions, refinancings or renewals thereof, so long as such extensions, refinancings or renewals do not cause the aggregate principal amount of such Debt to increase from that in effect on the date of this Agreement;

                           (iii)     Debt incurred under any interest rate agreements, foreign exchange agreements or derivative obligations entered into by any of the Borrower's Material Subsidiaries in the ordinary course of business, provided such undertakings are not for speculative purposes;

                           (iv)     Debt owing to the Borrower or any Restricted Subsidiary;

                           (v)     Debt of any of the Restricted Subsidiaries under any letters of credit supporting obligations which are not Debt, issued in the ordinary course of business and obtained outside the facility represented by this Agreement;

                           (vi)    Debt incurred by any Restricted Subsidiary (and guarantees given by any Restricted Subsidiary supporting such Debt) to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs;

                           (vii)  Debt of any Person existing at the time such Person (a) becomes a Subsidiary of the Borrower or any of its Subsidiaries, or (b) is merged with or into the Borrower or any of its Subsidiaries; provided that no Default or Event of Default exists at the time of or would occur as a result of the incurrence of such Debt and that such Debt is not recourse to the Borrower or any Restricted Subsidiary prior to the date of such Person's acquisition by or merger into the Borrower or any of its Subsidiaries; and

                           (viii)  Any other Debt of the Restricted Subsidiaries that may be incurred, provided (a) Borrower is in proforma compliance with the financial covenants that are set forth in Section 5.02(a) (as of the last day of the most recently ended four fiscal quarter period) and Section 5.02(b) (immediately after giving effect thereto), (b) no Default or Event of Default exists at the time of the incurrence of such Debt, nor would such result therefrom, and (c) such Debt of the Restricted Subsidiaries (excluding all such Debt permitted under clauses (i) - (vii) above) shall not at any time exceed $100,000,000 in aggregate principal amount outstanding at any one time, of which no more than $50,000,000 shall constitute Debt which is recorded as capital leases in accordance with GAAP.

                           "Permitted Liens" means

                           (i)     Liens for taxes, assessments or governmental charges or levies on Property of the Borrower or a Restricted Subsidiary, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary;

                           (ii)    Liens that are imposed by law in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' liens, statutory landlord liens, maritime liens and other similar Liens, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary;

                           (iii)   Liens arising in the ordinary course of business out of or in connection with pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, social security retirement benefits or other forms of governmental insurance;

                           (iv)    Liens created by any of the Loan Documents;

                           (v)     Minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Borrower or any Restricted Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property which they affect;

                           (vi)    Any right of set-off arising under common law or by statute;

                           (vii)   Liens arising from judgments, decrees, arbitration awards or attachments in existence not more than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered by insurance;

                           (viii)  Liens against real property with respect to which the Borrower or any Restricted Subsidiary has been granted easements, rights-of-way or other real estate interests, which have been created or incurred prior to the acquisition by the Borrower or such Restricted Subsidiary of such easements, rights-of-way or other real estate interests, or thereafter by the Persons from whom the Borrower or such Restricted Subsidiary obtains such real estate interests and their successors and assigns (other than the Borrower or any Subsidiary);

                           (ix)    Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business;

                           (x)     Liens existing on the effective date of this Agreement and listed on Schedule V and Liens incurred pursuant to subsequent extensions, refinancings, or renewals of the underlying obligations secured by such Liens, provided that no additional assets of the Borrower or any of its Material Subsidiaries are pledged in support thereof and that the underlying obligations do not increase;

                           (xi)    Liens to secure Debt recorded as capital leases in accordance with GAAP;

                           (xii)   Liens to secure supersedeas bonds in an aggregate outstanding amount not to exceed $15,000,000 at any time;

                           (xiii)  Liens to secure Debt incurred by the Borrower or any Restricted Subsidiary (and guarantees given by the Borrower or any Restricted Subsidiary supporting such Debt) (a) to acquire or construct any drilling rig or marine transportation vessel, including without limitation any Rigs not owned by the Borrower and any of its Subsidiaries as of the date of this Agreement, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel acquired or constructed, or (b) to renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs, which is not owned by the Borrower or any of its Subsidiaries on the date of this Agreement but which is hereafter acquired or constructed by the Borrower or such Restricted Subsidiary incurring such Debt, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel renovated or upgraded; and

                           (xiv)   Any Liens of the Borrower and the Restricted Subsidiaries not permitted above in clauses (i) through (xiii) above which secure Debt in an aggregate outstanding principal amount that does not exceed $100,000,000 at any time.

                           "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

                           "Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

                           "Prescribed Forms" shall mean such forms or statements, and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the forms or statements, (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

                           "Property" or "asset" (in either case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                           "Ratable Portion" means as to any Bank at any date (i) the amount obtained by dividing (a) such Bank's Commitment at such date by (b) the aggregate amount at such date of all Commitments of all of the Banks, or (ii) if no Commitments exist on such date, the amount obtained by dividing (a) such Bank's Commitment on the day immediately prior to the termination of the Commitments by (b) the aggregate amount of all Commitments of all of the Banks on such day.

                           "Rating Category" means, as to the Borrower, the relevant category applicable to the Borrower from time to time as set forth on Schedule II, which is based on the highest ratings of the Borrower's senior unsecured long-term debt by S&P or Moody's. If there is a one-notch split between the two ratings, then the level corresponding to the higher rating shall apply. If there is a more than one notch split in the two ratings, then the rating that is one notch higher than the lowest rating shall apply.

                           "Register" has the meaning specified in Section 8.06(c).

                           "Reg U Limited Assets" means assets that are subject to any arrangement (as contemplated by Regulation U) with any Bank, the Administrative Agent or the Issuing Bank (i) that restricts the right or ability of the Borrower or its Subsidiaries to sell, pledge or otherwise dispose of (within the meaning of Regulation U) such assets or (ii) that provides that the exercise of such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under such arrangement.

                           "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect.

                           "Regulation X" means Regulation X of the Federal Reserve Board, as the same is from time to time in effect.

                           "Restricted Subsidiary" means any subsidiary that is not an Unrestricted Subsidiary and shall include all Material Subsidiaries.

                           "Rig" means any and all mobile, offshore jack-up or semi-submersible drilling units owned or leased by Borrower or any Subsidiary and shall include those listed on Schedule IV, as same is supplemented and amended from time to time, but excluding all platform rigs and Lake Maracaibo type drilling barges.

                           "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. on the date hereof.

                           "Stated Expiry Date" means the original expiration date stated on the face of any Letter of Credit, or such other date, if any, to which the Issuing Bank extends the expiration of such Letter of Credit at the request of the Borrower.

                           "Subsidiary" of any Person means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other Equity Interests having ordinary voting power (irrespective of whether or not at the time capital stock or other Equity Interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person. Unless otherwise provided or the context otherwise requires, the terms "Subsidiary" and "Subsidiaries" refer to a Subsidiary or Subsidiaries of the Borrower.

                           "Syndication Agent" means Citibank, N.A., a national banking association.

                           "Taxes" has the meaning specified in Section 2.13(a).

                           "Termination Date" means July 26, 2007 or the earlier date of termination in whole of the Commitments pursuant to this Agreement.

                           "Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                           "Type" has the meaning specified in the definition of the term "Advance" (with respect to a Advance) and in the definition of the term "Borrowing" (with respect to a Borrowing).

                           "Unrestricted Subsidiary" means any subsidiary designated as such on Schedule III hereto, as supplemented or amended from time to time, which designation, amendment and supplement must be approved by the Majority Lenders, such approval not to be unreasonably withheld.

                           "Voting Stock" means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even thought the right to so vote has been suspended by the happening of such a contingency.

                           "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

                                   SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding". Unless otherwise indicated, all references to a particular time are references to New York City time.

                                   SECTION 1.03.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP; provided the financial statements and reports required pursuant to Sections 5.01(a)(i) shall be prepared in accordance with generally accepted accounting principles consistently applied except to the extent stated therein.

                                   SECTION 1.04.   Miscellaneous.    The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term "including" shall mean "including, without limitation,", the term "include" shall mean "include, without limitation," and the term "includes" shall mean "includes, without limitation,".

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

                                   SECTION 2.01.   The Advances. (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount equal to (i) the amount set opposite such Bank's name on Schedule VI hereto as its Commitment or, if such Bank has entered into any Assignment and Acceptance, set forth for such Bank as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), as such amount may be adjusted pursuant to Section 2.15, Section 2.16 or Section 6.01 (such Bank's "Commitment") minus (ii) such Bank's Ratable Portion of outstanding Letter of Credit Liabilities; provided that no Advance shall be required to be made, except as part of a Borrowing that is in an aggregate amount not less than $10,000,000 (and in integral multiples of $1,000,000 in excess thereof), and each Borrowing shall consist of Advances of the same Type having (in the case of a Borrowing comprised of LIBOR Advances) the same Interest Period, made on the same day by the Banks ratably according to their respective Commitments. Within the limits of each Bank's Commitment, the Borrower may borrow, prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a) until the Termination Date, but in no event will any Bank be obligated to make any Advance, if the amount of such Advance plus all other Advances owed to such Bank would exceed its Commitment.

                                   SECTION 2.02.   Making the Advances. (a) Each Borrowing shall be made on notice, given not later than noon (New York City time) (x) in the case of a proposed Borrowing comprised of LIBOR Advances, at least three Business Days prior to the date of the proposed Borrowing (or, as to any proposed Borrowing comprised of LIBOR Advances, at such other time as the Borrower and the Banks may agree to for such proposed Borrowing) and (y) in the case of a proposed Borrowing comprised of Base Rate Advances, on the day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telex or telecopy. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex or telecopy, in substantially the form of Exhibit B, identifying therein the requested Borrowing specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of LIBOR Advances, initial Interest Period for each such Advance, provided that the Borrower may not specify LIBOR Advances for any Borrowing if, after giving effect to such Borrowing, LIBOR Advances having more than eight different Interest Periods shall be outstanding. In the case of a proposed Borrowing comprised of LIBOR Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.05(b). Each Bank shall, before noon (2:00 P.M. in the case of a Borrowing comprised of Base Rate Advances) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Bank's ratable portion of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

                           (b)     Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. Any Bank requesting indemnification under this Section 2.02(b) shall provide to Borrower a reasonable explanation of any such loss, cost, or expense for which such Bank requests indemnification.

                           (c)     Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of the Borrower, one Business Day after the Administrative Agent requests such payment from the Borrower, which request shall not be sooner than one Business Day after such Bank's ratable portion was due, with interest at the interest rate applicable at the time to Advances comprising such Borrowing, and (ii) in the case of such Bank, forthwith upon demand, with interest at the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

                           (d)     The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

                           (e)     Each Bank, at its option, may request a Note of the Borrower payable to the order of such Bank, evidencing the indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank, in substantially the form of Exhibit A hereto.

                                SECTION 2.03.   Fees.   (a) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a facility fee on the average daily amount of such Bank's Commitment, regardless of usage, from the date hereof in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank until the Termination Date at the rate per annum set forth in Schedule II hereto. The facility fee is payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2002, and on the Termination Date.

                           (b)     The Borrower agrees to pay to the Administrative Agent for the account of each Bank a utilization fee for each day on which 33% or more of the Commitment of such Bank is funded, from the date hereof in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank until the Termination Date, at the rate per annum equal to 0.25% of the aggregate principal amount of outstanding Advances on such day. The utilization fee is payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2002, and on the Termination Date.

                           (c)     The Borrower shall pay to the Administrative Agent such fees as may be separately agreed to by the Borrower and the Administrative Agent, as the case may be.

                                SECTION 2.04. Repayment.   The Borrower shall repay to the Banks the principal of all of the Advances on the Termination Date. Additionally, if at any time the aggregate principal amount of all Advances owed to any Bank exceeds its Commitment, the Borrower shall ratably repay to the Banks the Advances in an amount necessary so that no Bank is owed a principal amount of Advances that exceeds its Commitment.

                                SECTION 2.05.   Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owed to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                           (a)   Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time, payable quarterly on the last day of each March, June, September and December during such periods, on each other date provided herein and on the date such Base Rate Advance shall be changed (in whole or in part) as a result of any division or combination of any Borrowing or shall be Converted (in whole or in part); provided that any amount of principal (other than principal of LIBOR Advances bearing interest pursuant to the proviso to Section 2.05(b)) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of 2% per annum plus the Applicable Base Rate Margin in effect from time to time.

                           (b)   LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the LIBO Rate for such Interest Period for such Advance plus the Applicable Margin for such Interest Period, payable on the last day of such Interest Period, on each other date provided herein and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any amount of principal of any LIBOR Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (x) the sum of 2% per annum plus the Base Rate in effect from time to time, and (y) the sum of 2% per annum plus the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due.

                                SECTION 2.06.   Additional Interest on LIBOR Advances. If any Bank is required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, and if as a result thereof there is an increase in the cost to such Bank of agreeing to make or making, funding or maintaining LIBOR Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), unless such Bank withdraws its demand for such additional amounts pursuant to Section 2.16(b) or the Borrower is not obligated to pay such amounts pursuant to Section 2.16(a), pay to the Administrative Agent for the account of such Bank additional amounts, as additional interest hereunder, sufficient to compensate such Bank for such increased cost. Such Bank shall provide to Borrower a reasonable explanation of such amounts to be paid by Borrower.

                                SECTION 2.07.   Interest Rate Determination and Protection. (a) The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(b).

                           (b)   If the Administrative Agent is unable to obtain timely information for determining the LIBO Rate for any LIBOR Advance,

                                (i)     the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such LIBOR Advances,

                                (ii)     each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                                (iii)   the obligation of the Banks to make, or to Convert Advances or Borrowings into, or make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

                                (c)   If the Majority Banks notify the Administrative Agent that either (A) the applicable interest rate for any Interest Period for any LIBOR Advance will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective LIBOR Advances for such Interest Period, or (B) Dollar deposits in the amounts of their respective Advances for such Interest Period are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify the Borrower and the Banks, whereupon

                                (i)     each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                                (ii)    the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

                                (d)   If the Borrower shall fail to select the duration of any Interest Period for any LIBOR Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into LIBOR Advances with an Interest Period of one month.

                                (e)   At the end of the relevant Interest Period following the date on which the aggregate unpaid principal amount of Advances comprising any LIBOR Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into LIBOR Advances shall terminate; provided that if and so long as each such Advance shall be of the same Type and have an Interest Period ending on the same date as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances of all such Borrowings shall equal or exceed $1,000,000, the Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having an Interest Period ending on such date.

                                (f)   Upon the occurrence and during the continuance of an Event of Default, each LIBOR Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                                SECTION 2.08.   Voluntary Conversion of Borrowings; Continuation of LIBOR Borrowings. (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than noon (x) in the case of a proposed Conversion into a LIBOR Borrowing, on the third Business Day prior to the date of the proposed Conversion and (y) in the case of a proposed Conversion into a Base Rate Borrowing, on the date of the proposed Conversion and subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11, Convert all or any portion of a Borrowing of one Type into a Borrowing of another Type; provided that any Conversion of any LIBOR Borrowing shall be made on, and only on, the last day of an Interest Period for such LIBOR Borrowing. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowing (or identified portion thereof) to be Converted and the Type into which it is to be Converted, and (iii) if such Conversion is into a LIBOR Borrowing, the duration of the Interest Period for each LIBOR Advance comprising such LIBOR Borrowing.

                                (b)   The Borrower may continue all or any portion of any LIBOR Borrowing as a LIBOR Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of "Interest Period," by giving notice of such Interest Period as set forth in such definition, subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11.

                                (c)   All Borrowings, divisions and combinations of Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that (i) treats all Banks ratably (including, for example, effecting Conversions of any portion of a Borrowing in a manner that results in each Bank retaining its same ratable percentage of both the Converted portion and the remaining portion not Converted), and (ii) in the case of LIBOR Borrowings, results in each LIBOR Borrowing (including, in the case of any Conversion of a portion of a LIBOR Borrowing, both the Converted portion and the remaining portion not Converted) being in an amount not less than $1,000,000; provided that clause (ii) immediately above shall not limit the Borrower's rights under the proviso of Section 2.07(f). Upon Conversion of any Borrowing, or portion thereof, into a particular Type, all Advances comprising such Borrowing or portion thereof, as the case may be, will be deemed Converted into Advances of such Type. Notwithstanding any other provision hereof, during the continuance of any Event of Default the Borrower may not divide or combine Borrowings, continue all or any portion of any LIBOR Borrowing for an additional Interest Period or Convert all or any portion of a Borrowing into a LIBOR Borrowing.

                                SECTION 2.09.   Optional Prepayments. The Borrower may (i) in respect of LIBOR Advances, upon at least two Business Days' notice, and (ii) in respect of Base Rate Advances, upon notice by noon on the day of the proposed prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and the specific Borrowing or Borrowings to be prepaid in whole or in part, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 (and in increments of $1,000,000 in excess thereof), and provided further that if the Borrower prepays any LIBOR Advance on any day other than the last day of an Interest Period therefor, the Borrower shall compensate the Banks pursuant to Section 8.04(b).

                                SECTION 2.10.   Increased Costs; Capital Adequacy, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining LIBOR Advances (other than increased costs described in Section 2.06 or in Section 2.10(c) below), then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost unless such Bank shall have withdrawn its demand for additional compensation for such increased cost pursuant to Section 2.16(b) or the Borrower is not obligated to pay such amounts pursuant to Section 2.16(a). Such Bank shall provide to Borrower a reasonable explanation of such amounts to be paid by Borrower.

                                (b)   If the Borrower so notifies the Administrative Agent within five Business Days after any Bank notifies the Borrower of any increased cost pursuant to the provisions of Section 2.10(a), the Borrower shall Convert all Advances of the Type affected by such increased cost of all Banks then outstanding into Advances of another Type in accordance with Section 2.08 and, additionally, reimburse such Bank for such increased cost in accordance with Section 2.10(a).

                                (c)   If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank), has the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment hereunder or the existence of any Letter of Credit, such Bank shall have the right to give prompt written notice and demand for payment thereof to the Borrower with a copy to the Administrative Agent (which notice and demand shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase in capital and shall certify that such costs are generally being charged by such Bank to other similarly situated borrowers under similar credit facilities), although the failure to give any such notice shall not, unless such notice fails to set forth the information required above, release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.10(c), and subject to Section 2.16, the Borrower shall pay such additional amounts.

                                (d)   Each Bank shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.10 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

                                (e)   No Bank shall be entitled to recover increased costs pursuant to this Section 2.10, (a) incurred or accruing more than 90 days prior to the date on which such Bank sent to the Borrower a written notice and demand for payment as specified in this Section 2.10, or (b) to the extent that such increased costs have resulted from the failure of such Bank to have complied with Section 2.10(d).

                                SECTION 2.11.   Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any governmental authority, central bank or comparable agency shall assert that it is unlawful (such unlawfulness or such assertion of unlawfulness being an "Illegality Event"), for any Bank or its Eurodollar Lending Office (such a Bank being an "Affected Lender") to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Bank to the Borrower through the Administrative Agent, (a) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the time set forth in the next succeeding sentence, and (b) the Borrower shall forthwith Convert all LIBOR Advances of all Banks then outstanding into Advances of another Type in accordance with Section 2.08. The suspension of the obligation of the Banks to make LIBOR Advances or to continue to fund or maintain LIBOR Advances, as set forth in the preceding sentence, shall terminate upon the earliest to occur of the following: (i) the withdrawal by each Affected Lender of its notice and demand with respect to the Illegality Event referenced in this Section 2.11, (ii) the replacement by the Borrower of each Affected Lender pursuant to Section 2.16(a) hereof with an Eligible Assignee that is not an Affected Lender, and (iii) the termination by the Borrower of each Affected Lender pursuant to Section 2.16(b) hereof. If an Illegality Event has ceased to exist with respect to a Bank that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11, such Bank shall promptly withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and the Borrower. Upon termination of such suspension pursuant to clause (i), (ii) or (iii) above, as applicable, the Administrative Agent shall notify each Bank of such termination, and the Banks shall thereupon again be obligated to make LIBOR Advances and LIBOR Borrowings and to continue to fund, maintain, and Convert LIBOR Advances and LIBOR Borrowings in each case in accordance with and to the extent provided in this Agreement.

                                SECTION 2.12.   Payments and Computations. (a) The Borrower shall make each payment under any Loan Document not later than noon on the day when due in Dollars to the Administrative Agent at its Payment Office (or to the Issuing Bank, in the case of payments to the Issuing Bank under Section 2.18) in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions on Letters of Credit as contemplated by Section 2.18(b) ratably (other than amounts payable pursuant to Section 2.06, 2.10, 2.13, 2.16 or 8.04) to the Banks (decreased, as to any Bank, for any taxes withheld in respect of such Bank as contemplated by Section 2.13(b)) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes (if any) in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply. In the absence of such notice, the Administrative Agent may specify the Borrowing to which such payment shall apply.

                                (b)   All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBO Rate, the Federal Funds Rate, of any fee payable under Section 2.03 or, during such times as the Base Rate is determined pursuant to clause (c) of the definition thereof, the Base Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.06, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                                (c)   Whenever any payment hereunder or under the Notes (if any) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                                (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

                                SECTION 2.13.    Taxes.  (a)   Any and all payments by the Borrower hereunder or under the Notes (if any) shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, (1) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which (or by a jurisdiction under the laws of a political subdivision of which) such Bank or Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof and (2) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the date hereof (or, with respect to any entity that becomes a Bank after the date hereof, on the date such entity becomes a Bank), to payments to be made to such Bank or the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note (if any) to any Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                                (b)   Notwithstanding anything to the contrary contained in this Agreement, each of the Borrower and the Administrative Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank (without the payment by the Borrower of increased amounts to such Bank pursuant to clause (a) above) other than a Bank (i) which is a domestic corporation (as such term is defined in Section 7701 of the Code) for federal income tax purposes or (ii) which has the duly executed Prescribed Forms on file with the Borrower and the Administrative Agent for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such duly executed Prescribed Forms, provided that if the Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank or the Administrative Agent may reasonably request for assisting such Bank or the Administrative Agent to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

                                (c)   In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes (if any) or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                                (d)   The Borrower, to the fullest extent permitted by law, will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except (i) if such Taxes, Other Taxes, or other liability arise as a result of the gross negligence or willful misconduct of such Bank or Administrative Agent or (ii) if such Taxes, Other Taxes, or other liability arise as a result of such Bank's failure to file any Prescribed Forms which are available to it and for which it qualifies. This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor. No Bank nor the Administrative Agent shall be indemnified for Taxes incurred or accrued more than 90 days prior to the date that such Bank or the Administrative Agent notifies the Borrower thereof.

                                (e)   Within 30 days after the date of any payment of Taxes by or at the direction of the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, (i) the original or a certified copy of a receipt evidencing payment thereof, if the relevant taxing authority provides a receipt, or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of the payment thereof. Should any Bank or the Administrative Agent ever receive any refund, credit or deduction from any taxing authority to which such Bank or the Administrative Agent would not be entitled but for the payment by the Borrower of Taxes as required by this Section 2.13 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank or the Administrative Agent in its sole discretion), such Bank or the Administrative Agent, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Bank or the Administrative Agent, as the case may be, and determined by such Bank or the Administrative Agent, as the case may be, to be attributable to such refund, credit or deduction.

                                (f)   Each Bank shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

                                (g)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

                                SECTION 2.14.   Sharing of Payments, Etc. (a) If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.06, 2.10, 2.13, 2.16 or 8.04) in excess of its ratable share of payments on account of the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of its ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

                                (b)   The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

                                SECTION 2.15.   Ratable Reduction or Termination of the Commitments; Effect of Termination.   (a)  The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that each partial reduction shall be in the aggregate amount of at least $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

                                (b)   Upon and at all times after any Commitment of any Bank is terminated pursuant to any provision of this Agreement, such Commitment shall be zero and such Bank shall have no further obligation to make any Advances.

                                SECTION 2.16.   Replacement of Bank; Additional Right to Terminate Commitments. In the event that any Bank demands payment pursuant to Section 2.06, 2.10 or 2.13, or any Bank becomes an Affected Lender as set forth in Section 2.11, the Borrower shall have the right, within 45 days after the date of the giving by such Bank of any notice or demand required or otherwise permitted to be given pursuant to Section 2.06, 2.10, 2.11 or 2.13 and if no Event of Default or Default then exists, to either replace such Bank in accordance with the procedure set forth in Section 2.16(a) or terminate all of such Bank's Commitments in accordance with the procedure set forth in Section 2.16(b); provided that no such replacement or termination shall be effected without (i) the prior written consent of the Issuing Bank (such consent not to be unreasonably withheld, but any withholding of consent by the Issuing Bank based on any good faith concern of the Issuing Bank regarding the creditworthiness of the replacement Bank shall be deemed a reasonable withholding of consent), (ii) in the case of a termination pursuant to section 2.16(b), a simultaneous reduction of the Letters of Credit in amounts such that there is no increase in the potential exposure of the Issuing Bank that is not participated to other Banks hereunder, and (iii) in the case of the replacement or termination of the Bank that is the Issuing Bank, termination of all Letters of Credit issued by such Issuing Bank.

                                (a)   If the Borrower determines to replace a Bank pursuant to this Section 2.16, then the Borrower will have the right to replace such Bank with an Eligible Assignee in accordance with Section 8.06(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance), provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note (if any) held by such Bank without recourse at the principal amount of such Note plus interest and accrued fees to the date of such purchase on a date therein specified, and (ii) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment, respectively, prior to such replacement); provided, further, that no Bank or other Person shall have any obligation to increase any of its Commitments or otherwise to replace, in whole or in part, any Bank. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.16(a), acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.04 and all other amounts owed by the Borrower to such Bank (other than the principal of and interest on the Advances of such Bank and accrued fees to the date of such purchase that are purchased by such Eligible Assignee), such Eligible Assignee shall constitute a "Bank" hereunder with Commitments as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder and all of its Commitments shall be deemed terminated, except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder. If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased costs and additional amounts due to such Bank pursuant to Sections 2.06, 2.10 and 2.13 (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement), or (y) the Bank proposed to be replaced fails to accept such purchase offer, the Borrower (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement) shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer, and neither the failure to purchase as set forth in clause (x) of this sentence nor the failure to accept a purchase offer as set forth in clause (y) of this sentence, shall affect any rights the Borrower may have to terminate such Bank's Commitments in accordance with Section 2.16(b).

                                (b)   In the event that the Borrower determines to terminate a Bank's Commitments pursuant to this Section 2.16, the Borrower shall have the right to terminate such Bank's Commitments and shall give notice to such Bank of the Borrower's election to terminate (a copy of such notice to be sent to the Administrative Agent), and such termination shall become effective on the date specified in such notice (which shall be 15 days after the date of such notice, provided that if the 15th day after the date of such notice is not a Business Day, the date specified in such notice shall be the first Business Day next succeeding such 15th day) unless such Bank withdraws its demand or notice for increased costs or additional amounts (if such a demand or notice is the basis for the proposed termination). On the date of the termination of the Commitments of any Bank pursuant to this Section 2.16(b), the Borrower shall pay all amounts owed by the Borrower to such Bank under this Agreement and under the Note payable to such Bank (including principal of and interest on the Advances owed to such Bank, accrued fees and amounts specified in such Bank's notice and demand (if any) delivered pursuant to Sections 2.06, 2.10 or 2.13, as the case may be, with respect to the period prior to such termination) and such Bank shall thereupon cease to be a "Bank" hereunder for all purposes and its Commitments shall be deemed terminated, except that such Bank's rights under Sections 2.06, 2.10, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder.

                                SECTION 2.17.   Certificates of Banks. Without limitation to the requirements of Section 2.10(c), any Bank demanding or giving notice of amounts due to such Bank under this Article II shall, as part of each demand or notice for payment required under this Article II, deliver to the Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount and basis of the increased costs or additional amounts payable to such Bank hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

                                SECTION 2.18.  Letters of Credit.  (a) The Issuing Bank agrees, on the terms and conditions herein set forth, to issue Letters of Credit for the account of the Borrower from time to time on any business Day during the period from the date hereof until one calendar week before the Termination Date; provided that (i) at no time shall the Letter of Credit Liabilities exceed $75,000,000, (ii) no Letter of Credit shall have a Stated Expiry Date later than the earlier of (A) one year from the date of its issuance unless otherwise extended by the Issuing Bank or, subject to the consent of the Issuing Bank, such Letters of Credit contain language providing for their automatic renewal or (B) the Termination Date, and (iii) at no time shall a Letter of Credit be issued if, after giving effect thereto, any Bank's Ratable Portion of the Letter of Credit Liabilities plus the aggregate amount of Advances owed to such Bank exceed such Bank's Commitment. In the case of a Letter of Credit containing language providing for its automatic renewal, the Borrower acknowledges and agrees that, if any such automatic renewal would cause the Stated Expiry Date of such Letter of Credit to be later than the Termination Date, the Issuing Bank may give notice to the beneficiary of such Letter of Credit that such automatic renewal shall not take place. Each Letter of Credit shall be issued on notice given by the Borrower to the Issuing Bank and the Administrative Agent (which shall give to each Bank prompt notice thereof) not later than noon on the third Business Day prior to the date of the issuance of the proposed Letter of Credit. Each such notice of a Letter of Credit (a "Notice of Letter of Credit") shall be by telecopier or telex, in substantially the form of Exhibit J, specifying therein the requested (A) date of issuance of such Letter of Credit (which shall be a Business Day), (B) amount of such Letter of Credit (which must be in Dollars), (C) expiration date of such Letter of Credit, and (D) purpose and terms of such Letter of Credit (which shall not be to secure Debt). Additionally, if requested by the Issuing Bank, the Borrower shall execute and deliver to the Issuing Bank, an application for letter of credit on the Issuing Bank's standard form or on another form agreed upon by the Borrower and the Issuing Bank.

                                (b)   With respect to each Letter of Credit, the Borrower agrees to pay to the Issuing Bank an issuance fee equal to 1/8th of 1% per annum of the maximum face amount of such Letter of Credit and to the Administrative Agent a commission, computed (on the basis of a year of 360 days for the actual number of days elapsed) at a rate per annum equal to the Applicable Letter of Credit Margin in effect from time to time, on the maximum face amount of such Letter of Credit from the date of issuance of such Letter of Credit until the Expiration Date for such Letter of Credit payable monthly in arrears on the last Business Day of each month and on such Expiration Date (which commission shall be shared ratably by all Banks (including the Issuing Bank) based on their respective Ratable Portions). Additionally, the Borrower agrees to pay all standard costs, fees, and expenses of the Issuing Bank in connection with each Letter of Credit (including mailing charges and out-of-pocket expenditures).

                                (d)   The obligations of the Borrower under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:

                                     (i)     any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

                                     (ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                                     (iii)   the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any other transaction;

                                     (iv)   any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                     (v)     payment by the Issuing Bank under any Letter of Credit against presentation of a draft or document that does not comply with the terms of such Letter of Credit; or

                                     (vi)    any exchange, release or non-perfection of any collateral for, or any release or amendment or waiver of or consent to departure from any guarantee of, all or any of the obligations of the Borrower in respect of any Letter of Credit.

                                However, this Section 2.18(d) shall not limit any right of the Borrower to make a claim against the Issuing Bank to the extent provided in Section 2.18(e).

                                (e)   The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit. Neither the Issuing Bank nor any branch, affiliate or correspondent bank of the Issuing Bank nor any of their respective employees, agents, officers or directors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Bank against presentation of documents that do not strictly comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that, notwithstanding clauses (i) through (iv) of this sentence, the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential or other, damages suffered by the Borrower that the Borrower proves were caused by (A) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, (B) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and documents strictly complying with the terms and conditions of such Letter of Credit, or (C) the Issuing Bank's failure to comply with the ICC Uniform Customs and Practice for Documentary Credits (UCP 500), International Chamber of Commerce Publication No. 500, 1993. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                                (f)   Upon the date of the issuance of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit Liabilities and all related Demand Loans equal to such Bank's Ratable Portion at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex or telecopy of each Letter of Credit issued or increased, the amount of such Bank's participation in such Letter of Credit and each payment thereunder. Upon the making of any payment under any Letter of Credit, each Bank (other than the Issuing Bank) shall pay for the purchase of its participation therein by immediate payment to the Issuing Bank of same day funds in the amount of its participation in such payment.

ARTICLE III

CONDITIONS

                                SECTION 3.01.   Initial Conditions Precedent. The obligation of the Issuing Bank to issue any Letter of Credit and the obligation of each Bank to make Advances pursuant to the terms and conditions of this Agreement is subject to the condition precedent that the Administrative Agent shall have received on or before the day of the initial Advance (or, if earlier, the day of issuance of the initial Letter of Credit) the following, each dated on or before such day, in form and substance satisfactory to the Administrative Agent:

                                (a)   This Agreement executed by the Borrower, the Banks, and the Administrative Agent and the Notes (if any) payable to the order of the Banks, respectively.

                                (b)   Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, each Note and each Notice of Borrowing, and of all other documents, in each case evidencing any necessary company action and governmental approvals, if any, with respect to each such Loan Document.

                                (c)   A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the name and true signature of an agent of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder and certifying that attached thereto are true and correct copies of the Bylaws and Articles of Incorporation of the Borrower.

                                (d)   An opinion of Robert O. Isaac, counsel for the Borrower, substantially in the form of Exhibit C hereto.

                                (e)   An opinion of Bracewell & Patterson, L.L.P., counsel for the Lead Arranger, substantially in the form of Exhibit E hereto.

                                (f)   Certificates of existence, good standing and qualification from appropriate state officials with respect to the Borrower.

                                (g)   A certificate of an officer of the Borrower certifying that insurance complying with Section 5.01(d) is in full force and effect.

                                (h)   Evidence of payment by the Borrower of all fees and disbursements required to be paid by the Borrower on the date hereof, including the fees and expenses of counsel to the Administrative Agent and the Lead Arranger.

                                (i)   Termination of the $185,000,000 Credit Agreement dated as of May 21, 1998 among the Borrower, certain of its Subsidiaries, the financial institutions party thereto as Banks, Bankers Trust Company as administrative agent, Den norske Bank ASA, New York Branch as syndication agent, and ABN AMRO Bank N.V. as documentation agent.

                                SECTION 3.02.   Additional Conditions Precedent to Each Advance. The obligation of each Bank to make any Advance shall be subject to the additional conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

                                (i)     The representations and warranties contained in Section 4.01 are correct on and as of the date of such Advance (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date, and

                                (ii)    No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both, and

                                (iii)   There shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby.

                                SECTION 3.03.   Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit shall be subject to the additional conditions precedent that on the date of issuance of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Letter of Credit and the acceptance by the Borrower of the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of issuance of such Letter of Credit such statements are true):

                                     (i)     The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of issuance of such Letter of Credit (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to such issuance, as though made on and as of such date, and

                                     (ii)    No event has occurred and is continuing, or would result from such Letter of Credit, which constitutes a Default, an Event of Default or both, and

                                (iii)   There shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby.

                                SECTION 3.04.   Determinations Under Sections 3.01, 3.02 and 3.03. For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.03 with respect to any Advance or Letter of Credit, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under Section 3.01, 3.02 or 3.03 to be consented to or approved by or acceptable or satisfactory to the Banks or the Administrative Agent, unless both (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement (and, in the case of a Letter of Credit, an officer of the Issuing Bank issuing such Letter of Credit responsible for the transactions contemplated by this Agreement) shall have received written notice from such Bank prior to such Advance or issuance of such Letter of Credit specifying its objection thereto and (ii) in the case of an Advance, such Bank shall not have made available to the Administrative Agent any portion of such Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                                SECTION 4.01.   Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                                (a)   The Borrower is a corporation validly formed and validly existing under the laws of the State of Delaware. Each Material Subsidiary is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation. The Borrower and each Material Subsidiary have all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted.

                                (b)   The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document to which it is or will be a party are within the Borrower's powers, have been duly authorized by all necessary action of the Borrower, require, in respect of the Borrower, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of law or regulation (including Regulation X issued by the Federal Reserve Board) applicable to the Borrower, (ii) Regulation U issued by the Federal Reserve Board, (iii) its Bylaws or Articles of Incorporation or (iv) any judgment, injunction, order, decree or agreement binding upon the Borrower, or result in the creation or imposition of any Lien (other than a Lien created in connection with this Agreement) on any asset of the Borrower or any of its Restricted Subsidiaries.

                                (c)   This Agreement and each Note are, and each other Loan Document to which the Borrower is or will be a party, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

                                (d)     (i)      The balance sheet of the Borrower as at December 31, 2001, duly certified by a financial officer of the Borrower, copies of which have been furnished to each bank listed on the signature pages hereof, fairly presents in all material respects the financial condition of the Borrower as at such date and such balance sheet was prepared in accordance with GAAP except as specifically noted therein.

                                         (ii)     The unaudited balance sheet of the Borrower as of June 30, 2002 and the related unaudited statements of income, cash flows and changes in stockholders' equity accounts for the period from the creation of the Borrower through June 30, 2002, certified by a financial or accounting officer of the Borrower, copies of which have been delivered to each of the Banks, fairly present in all material respects, in conformity with GAAP except as otherwise expressly noted therein, the financial position of the Borrower as of such date and its results of operations and changes in financial position for such period, subject to changes resulting from audit and normal year-end adjustments.

                                         (iii)   Since December 31, 2001 through the date of this Agreement, there has been no material adverse change in the business, assets, prospects, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries, considered as a whole.

                                (e)   There is no action, suit or proceeding pending against the Borrower or any of its Subsidiaries, or to the knowledge of the Borrower threatened against the Borrower or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or any other Loan Document to which the Borrower is or will be a party.

                                (f)   No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency exists that could reasonably be expected to cause a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability exists that could reasonably be expected to cause a Material Adverse Effect.

                                (g)   The Borrower and the Material Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns which to the knowledge of the Borrower are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Material Subsidiary, other than those taxes contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of taxes are, in the opinion of the Borrower, adequate to the extent required by GAAP.

                                (h)   Neither the Borrower nor any of the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                (i)   Neither the Borrower nor any of the Subsidiaries is subject to regulation as a "holding company" or a "subsidiary company" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                                (j)   Following application of the proceeds of each Advance, no more than 25% of the value of the Reg U Limited Assets of the Borrower will consist of margin stock (as defined in Regulation U), and no more than 25% of the value of the Reg U Limited Assets of the Borrower and its Subsidiaries on a consolidated basis will consist of margin stock (as defined in Regulation U).

                                (k)   Neither the Borrower nor any Subsidiary is in default under or with respect to, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice or both, would constitute a default by the Borrower or any Subsidiary under or with respect to, any contract, agreement, lease or other instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Effect, and no Default or Event of Default exists.

                                (l)   The Borrower and each of the Material Subsidiaries have been and are in compliance in all respects with all applicable Environmental Laws, except to the extent that failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect. There is (1) no outstanding allegation by government officials or other third parties that the Borrower or any of the Subsidiaries or any of their respective Properties is now, or at any time prior to the date hereof was, in violation of any applicable Environmental Law, (2) no administrative or judicial proceeding pending against the Borrower or any of the Subsidiaries or against any of their respective Properties pursuant to any Environmental Law, (3) no claim outstanding against the Borrower or any of the Subsidiaries or against any of their respective Properties, businesses or operations which was asserted pursuant to any Environmental Law, that, in the case of all matters described in clauses (1), (2), or (3) above in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are no facts or conditions or circumstances known to the Borrower that the Borrower reasonably believes could form the basis for any action, lawsuit, claim or proceeding involving the Borrower or any of the Subsidiaries or their respective past or present Properties, businesses or operations relating to the Environment or Environmental matters, including any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Law, that in the aggregate could reasonably be expected to have a Material Adverse Effect.

                                (m)   The Borrower and its Material Subsidiaries have good, valid and indefeasible title to their respective property and to all property reflected by the balance sheet referred to in Section 4.01(d)(i) as being owned by the Borrower, in each case free and clear of all Liens except Permitted Liens.

                                (n)   Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any restriction or any court order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                                (o)   No statement, information, exhibit, representation, warranty or report contained in any Loan Document or furnished to either the Administrative Agent, the Syndication Agent, the Issuing Bank or any Bank in connection with or pursuant to any Loan Document or the preparation or negotiation of any Loan Document contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading when taken as a whole in light of the time and the circumstances under which such statements were made.

                                (p)   Neither the Borrower nor any Material Subsidiary (i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective businesses, except such violations and failures which could not reasonably be expected to have in the aggregate (in the event that such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

                                (q)   The Borrower and/or each of its Material Subsidiaries is qualified to own and operate the Rigs under the laws of the United States, the Bahamas and Liberia, as may be applicable.

                                (r)   Each Rig is classified in the highest class available for rigs or vessels of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society reasonably acceptable to the Administrative Agent free of any material outstanding requirements or recommendations.

ARTICLE V

COVENANTS OF THE BORROWER

                                SECTION 5.01.   Affirmative Covenants. The Borrower covenants and agrees that so long as any Note shall remain unpaid, any Letter of Credit or Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

                                (a)   Reporting Requirements. Furnish to each Bank:

                                       (i)     as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year (to the extent the Borrower was then in existence), all in reasonable detail and duly certified by a financial officer of the Borrower as having been prepared in accordance with GAAP subject, however, to year-end audit adjustments, together with a compliance certificate of such officer, in substantially the form of Exhibit G hereto, showing in detail the calculations of the financial covenants set forth in Sections 5.02(a), 5.02(b) and 5.02(c) for the four quarter period ending at the end of such quarter and as at the end of such quarter, respectively;

                                       (ii)    as soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and audited Consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, all certified by independent certified public accountants of recognized national standing, together with a compliance certificate of a financial officer of the Borrower, in substantially the form of Exhibit G hereto, showing in detail the calculations of the financial covenants set forth in Sections 5.02(a), 5.02(b) and 5.02(c) for the four quarter period ending at the end of such year and as at the end of such year, respectively;

                                       (iii)   promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its shareholders as such, and copies of all reports and registration statements which the Borrower or any of its Restricted Subsidiaries files with the Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission, or with any national securities exchange;

                                       (iv)    promptly upon the receipt thereof by the Borrower or any Restricted Subsidiary of the Borrower, a copy of any written form of notice, complaint, request for information under any Environmental Law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Borrower or any Restricted Subsidiary in excess of $30,000,000 in the aggregate, or concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

                                       (A)  any material violation of, noncompliance with, or remedial obligations under, any Environmental Law,

                                       (B)  any material release or threatened material release of Hazardous Materials affecting any property owned, leased or operated by the Borrower or its Subsidiaries that the Borrower or any of its Subsidiaries is compelled by the requirements of any Environmental Law to report to any governmental agency, department, board or other instrumentality,

                                       (C)  the institution of any litigation which could reasonably be expected to cause a Material Adverse Effect,

                                       (D)   any change in the Rating Category applicable to the Borrower from time to time, and

                                       (E)  any condition or event which, in the opinion of the Borrower, could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature and period of existence thereof and specify the notice given or action taken by such Person and the nature of any such claimed default, event or condition.

                                (vi)     as soon as possible and in any event within five Business Days after an officer of the Borrower having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default, in each case continuing on the date of such notice, and a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

                                (vii)    as soon as possible and in any event (A) within 30 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (A) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $15,000,000 exists, has occurred and (B) within 10 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $15,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief financial officer or chief accounting officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

                                (viii)  promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice received by the Borrower or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $15,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $15,000,000 exists;

                                (ix)    promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate indicating liability in excess of $15,000,000 incurred or expected to be incurred by the Borrower or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

                                (x)     promptly after the occurrence of any event which would cause an ERISA Affiliate to create or suffer any ERISA Liabilities which could reasonably be expected to have a Material Adverse Effect, notice thereof; and

                                (xi)    such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.

                                (b)   Compliance with Laws, Payment of Taxes, Etc. Comply and cause all Restricted Subsidiaries to comply with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a Material Adverse Effect, such compliance to include the paying before the same become delinquent of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or to the extent adequate reserves are maintained by the Borrower in respect thereof in accordance with GAAP.

                                (c)   Use of Proceeds. Use the proceeds of the Advances only for purposes not in violation of Section 5.02(l).

                                (d)   Maintenance of Insurance. Maintain and cause the Restricted Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Borrower or such Restricted Subsidiary, provided that self-insurance by the Borrower or any Restricted Subsidiary shall not be deemed a violation of this Section 5.01(d) so long as such self-insurance is reasonable and prudent considering the Borrower's business and properties. The Borrower may maintain its Restricted Subsidiaries' insurance on behalf of them.

                                (e)   Preservation of Corporate Existence, Etc. Except as permitted in Section 5.02(f), preserve and maintain its and cause the Restricted Subsidiaries to preserve and maintain their legal existence, rights (charter, if applicable, and statutory) and franchises and qualify and remain qualified as a foreign corporation or other entity in each jurisdiction in which qualification is legally required; provided, that this Section 5.01(e) shall not require the Borrower or any Restricted Subsidiary to preserve any right or franchise if the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Banks.

                                (f)   Visitation Rights. At any reasonable time and from time to time, after 5 Business Days' notice or, in the case of a visit to a Rig, 10 Business Days' notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, (i) to examine the records and books of account of the Borrower and any of the Restricted Subsidiaries, at the principal office of the Borrower during normal business hours, (ii) to visit and inspect the properties of the Borrower and any of the Restricted Subsidiaries, (iii) to make copies of such records and books, and (iv) to discuss the affairs, finances, and accounts of the Borrower and any of the Restricted Subsidiaries with, and be advised as to the same by, any of their respective accountants, advisers, officers or directors; provided that any party visiting a Rig shall execute a Mutual Hold Harmless Agreement in a form acceptable to the Borrower and the Administrative Agent prior to such visit. Such examinations, visits, inspections, copies, and discussions shall be made or held at the expense of (A) the Banks if no Default or Event of Default has occurred and is continuing and (B) the Borrower if a Default or Event of Default has occurred and is continuing.

                                (g)   Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, but subject to reasonable wear and tear in the ordinary course of business, all properties necessary to the business of the Borrower and the Material Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals, and replacements thereof to the extent and in the manner useful and customary for companies in similar businesses, in each case except to the extent that failure to do so would not materially impair the operation of the Borrower's business.

                                (h)   Operation of Business. Operate, and cause each Material Subsidiary to operate, its business and properties prudently in all material respects, and (without limiting the generality of the foregoing) maintain at all times cash reserves that are prudent in light of the business and financial position of the Borrower and the Material Subsidiaries.

                                (i)   Books and Records. Maintain, and cause each of the Material Subsidiaries to maintain, adequate books and records in accordance with sound business practices and GAAP.

                                SECTION 5.02.    Negative Covenants. So long as any Note shall remain unpaid, any Letter of Credit or Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, the Borrower will not at any time, without the written consent of the Majority Banks:

                                (a)   Consolidated EBITDA to Consolidated Interest Expense. Permit for any period of four consecutive quarters, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 3.00 to 1.00.

                                (b)   Consolidated Debt Ratio. Permit at any time the ratio of (i) Consolidated Debt to (ii) the sum of Consolidated Debt plus Consolidated Shareholders' Equity, to be greater than 40%.

                                (c)   Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than $1,100,000,000.

                                (d)    Liens.  Create, assume, incur or suffer to exist, or allow any Restricted Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any Property of the Borrower or any Restricted Subsidiary, or assign or otherwise convey, or allow any Restricted Subsidiary to assign or otherwise convey, any right to receive income, other than Permitted Liens.

                                (e)   Debt.  Permit any Restricted Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Debt other than Permitted Debt.

                                (f)   Mergers, Sales of Assets, Etc. (i) Merge or consolidate with or into any Person, or permit any Restricted Subsidiary to merge or consolidate with or into any Person, unless the Borrower or a Restricted Subsidiary is the surviving entity in any such merger or consolidation, or (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or permit any Restricted Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets; provided that the merger or consolidation of any of ENSCO Marine Company, ENSCO Platform Company, ENSCO Drilling (Caribbean), Inc., and ENSCO de Venezuela, Inc. (collectively, the "Excepted Entities") into an entity which is not the Borrower or a Restricted Subsidiary, or the sale by the Borrower or any Restricted Subsidiary of any of the Excepted Entities, shall be permitted hereunder, so long as no Rigs which are owned by the Borrower or any of its Subsidiaries on the date of this Agreement are owned directly or indirectly by such Excepted Entity at the time of such merger, consolidation, or sale, and so long as no Debt incurred in connection with the acquisition, construction, renovation, or upgrade of any Rig that is owned by such Excepted Entity on the date of such merger, consolidation, or sale is recourse to or guaranteed by the Borrower or any of its Subsidiaries.

                                (g)   Multiemployer Plans or Multiple Employer Plans. Except as already existing as of the date of this Agreement, create or otherwise cause or permit to exist or become effective, or permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective, any Multiemployer Plan or Multiple Employer Plan to which the Borrower or any Restricted Subsidiary makes or accrues an obligation to make any contribution.

                                (h)   Compliance with ERISA. (i) Terminate any Plan, or permit any Restricted Subsidiary to terminate any Plan, so as to result in any liability of the Borrower and the Restricted Subsidiaries to the PBGC in excess of $15,000,000, or (ii) permit to exist any occurrence of a Termination Event with respect to any Plan of the Borrower or any Restricted Subsidiary for which there is an Insufficiency in excess of $15,000,000.

                              (i)  ERISA Liabilities. Create or suffer to exist, or permit any Restricted Subsidiary to create or suffer to exist, any ERISA Liabilities if immediately after giving effect to such ERISA Liabilities, the aggregate amount of ERISA Liabilities of the Borrower and its Restricted Subsidiaries would exceed $15,000,000.

                                (j)   Affiliate Transactions. Make or permit any Restricted Subsidiary to make, directly or indirectly, any Investment in any Affiliate, any transfer, sale, lease or other disposition of any Property to any Affiliate, any purchase or acquisition of any Property from an Affiliate or any other arrangement or transaction directly or indirectly with or for the benefit of an Affiliate (including guaranties and assumptions of obligations of an Affiliate); provided that the Borrower and any Restricted Subsidiary may enter into (i) any arrangement or other transaction with an Affiliate which are on terms and conditions as favorable to the Borrower or such Restricted Subsidiary as those which would be obtained in a comparable arm's length transaction with a Person not an Affiliate, (ii) arrangements entered in the ordinary course of business with officers of the Borrower, (iii) customary fees paid to members of the Board of Directors of Borrower, and (iv) any and all transactions to be undertaken between the Borrower and any of its Restricted Subsdiaries.

                                (k)    Business.  Engage, or permit any of its Restricted Subsidiaries to engage, in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

                                (l)  Use of Proceeds. Use the proceeds of any Advance for any purpose other than for general corporate purposes of the Borrower; or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation or this Agreement, (ii) to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for that purpose or (iii) to make any Investment in any Person if such Investment is opposed by the board of directors, general partner or other governing body of such Person.

ARTICLE VI

EVENTS OF DEFAULT

                                SECTION 6.01.   Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                                (a)   The Borrower shall fail to pay (i) any principal on any Note when due, (ii) any amount payable pursuant to Section 2.18(c) when due or (iii) any interest, fee or other amount due hereunder or under any other Loan Document to which it is a party for more than three days after such interest, fee or other amount becomes due and payable; or

                                (b)   Any representation or warranty made by the Borrower (or any of its respective officers, agents or representatives) (including representations and warranties deemed made pursuant to Section 3.02 or Section 3.03) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                                (c)   The Borrower (i) shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(a), (b), (c), (e), (f), (g), or (i) and such failure shall remain unremedied for 30 days after the earlier of (x) the date an officer of the Borrower has actual knowledge of such failure and (y) the date written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Bank; or (ii) shall fail to perform or observe any term, covenant or agreement contained herein or in any other Loan Document on its part to be performed or observed that is not covered by Section 6.01(a) or clause (i) of this Section 6.01(c); or

                                (d)   The Borrower or any of its Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $15,000,000 in the aggregate, of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any Debt which is outstanding in the principal amount of at least $15,000,000 or permit or suffer any other event to occur or condition to exist under any agreement or instrument relating to any such Debt, and such default or other event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate, or to permit the acceleration of, the maturity of such Debt or require such Debt to be prepaid prior to the stated maturity thereof; or

                                (e)   The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries shall take any action to authorize any of the actions set forth above in this subsection (e); or

                                (f)   Any judgment, decree or order for the payment of money in excess of $15,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                                (g)   Any Termination Event as defined in clause (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $15,000,000; or

                                (h)   The Borrower shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $5,000,000 in any year; or

                                (i)   The Borrower shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $15,000,000 in the aggregate; or

                                (j)   A Change of Control occurs; or

                                (k)   Any event occurs creating any ERISA Liabilities which could reasonably be expected to have a Material Adverse Effect and such event is not cured within 30 days from the occurrence of such event; then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of the Issuing Bank to issue Letters of Credit to be terminated and the obligation of each Bank to make Advances to be terminated, whereupon each such obligation and all of the Commitments shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) by notice to the Borrower, and in addition to the Issuing Bank's continuing right to demand payment of all Demand Loans, demand payment of the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder), and immediately upon the making of such demand by the Administrative Agent, the Borrower shall pay to the Administrative Agent such amount so demanded; provided that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (a) the obligation of the Issuing Bank to issue Letters of Credit, the obligation of each Bank to make its Advances and all of the Commitments shall automatically be terminated and (b) the Notes, all such interest, all such amounts and the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND THE ISSUING BANK

                                SECTION 7.01.   Authorization and Action. Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any Loan Document or applicable law and shall not be required to initiate or conduct any litigation or other proceedings. The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                                SECTION 7.02.   Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Bank that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in 8.06; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; and (vi) shall incur no liability under or in respect of any Loan Document, except for its own gross negligence or willful misconduct, by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, cable or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

                                SECTION 7.03.   Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, each Bank which is also the Administrative Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include any Bank serving as the Administrative Agent in its individual capacity. Any Bank serving as the Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of the Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if such Bank were not the Administrative Agent and without any duty to account therefor to the Banks.

                                SECTION 7.04.   Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter.

                                SECTION 7.05.   Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Majority Banks; and it shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Banks or all of the Banks, as the case may be. Furthermore, except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be specifically indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                                SECTION 7.06.   Holders. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

                                SECTION 7.07.   Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no principal of the Notes is at the time outstanding or if any principal of the Notes is held by any Person which is not a Bank, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding (or if any principal of the Notes is held by any Person which is not a Bank) and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT). IT IS THE INTENT OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 7.07, BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for such Bank's ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

                                SECTION 7.08.   Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

                                (b)   Upon any such notice of resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company reasonably acceptable to the Borrower.

                                (c)   If a successor to a resigning Administrative Agent shall not have been so appointed within such 15 Business Day period, the resigning Administrative Agent, with the consent of the Borrower (which consent will not be unreasonably withheld), shall have the right to then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Majority Banks appoint a successor Administrative Agent as provided above.

                                (d)   If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above and shall have accepted such appointment by the 20th Business Day after the date such notice of resignation was given by the resigning Administrative Agent, the resigning Administrative Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the resigning Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Majority Banks appoint a successor Administrative Agent as provided above.

                                (e)   After any Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                SECTION 7.09.   Issuing Bank's Reliance, Etc. Neither the Issuing Bank nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct. The Issuing Bank shall not have, by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended or shall be so construed as to impose upon the Issuing Bank any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein. Without limitation of the generality of the foregoing, the Issuing Bank: (i) may treat the payee of any Note as the holder thereof until the Issuing Bank receives and executes an Assignment and Acceptance entered into by the Bank that is payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.06, (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; and (vi) shall incur no liability under or in respect of any Loan Document, except for its own gross negligence or willful misconduct, by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, cable or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.

                                SECTION 7.10.   Issuing Bank and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, each Bank which is also the Issuing Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Issuing Bank; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include any Bank serving as the Issuing Bank in its individual capacity. Any Bank serving as the Issuing Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of the Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if such Bank were not the Issuing Bank and without any duty to account therefor to the Banks.

                                SECTION 7.11.   Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Issuing Bank or any other Bank and based on the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Issuing Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. The Issuing Bank shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter.

                                SECTION 7.12.   Indemnification. The Banks agree to indemnify the Issuing Bank (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Notes then held by each of them (or if no principal of the Notes is at the time outstanding or if any principal of the Notes is held by any Person which is not a Bank, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding (or if any principal of the Notes is held by any Person which is not a Bank) and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ISSUING BANK). IT IS THE INTENT OF THE PARTIES HERETO THAT THE ISSUING BANK SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 7.12, BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. Without limitation of the foregoing, each Bank agrees to reimburse the Issuing Bank promptly upon demand for such Bank's ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Issuing Bank in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the Issuing Bank is not reimbursed for such expenses by the Borrower.

                           SECTION 7.13. Resignation by the Issuing Bank. (a) The Issuing Bank may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Issuing Bank pursuant to clauses (b) and (c) below or as otherwise provided below.

                                (b)   Upon any such notice of resignation, the Majority Banks shall have the right to appoint a successor Issuing Bank which shall be a commercial bank or trust company reasonably acceptable to the Borrower.

                                (c)   If a successor to a resigning Issuing Bank shall not have been so appointed within such 15 Business Day period, the resigning Issuing Bank, with the consent of the Borrower (which consent will not be unreasonably withheld), shall have the right to then appoint a successor Issuing Bank who shall serve as Issuing Bank until such time, if any, as the Majority Banks appoint a successor Issuing Bank as provided above.

                                (d)   If no successor Issuing Bank has been appointed pursuant to clause (b) or (c) above and shall have accepted such appointment by the 20th Business Day after the date such notice of resignation was given by the resigning Issuing Bank, the resigning Issuing Bank's resignation shall become effective and no further Letters of Credit shall be issued hereunder until such time, if any, as the Majority Banks appoint a successor Issuing Bank as provided above.

                                (e)   After any Issuing Bank's resignation hereunder as Issuing Bank, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Agreement

                                SECTION 7.14.   Syndication Agent, Co-Syndication Agent, Documentation Agent, Lead Arranger, Etc. The Syndication Agent, Co-Syndication Agent, Documentation Agent, and Lead Arranger have no duties or obligations under this Agreement. None of the Syndication Agent, Co-Syndication Agent, Documentation Agent, or Lead Arranger shall have, by reason of this Agreement or the Notes, a fiduciary relationship in respect of any Bank or the holder of any Note, and nothing in this Agreement or the Notes, express or implied, is intended or shall be construed to impose on any such agent or arranger any obligation in respect of this Agreement or the Notes.

ARTICLE VIII

MISCELLANEOUS

           SECTION 8.01.   Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Article III, (b) increase any Commitment of any Bank or subject any Bank to any additional obligation, (c) forgive or reduce the pricing of, principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) take any action which requires the signing of all the Banks pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under any Loan Document, and (g) amend this Section 8.01; and provided further that (w) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under any Loan Document, and (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document.

                                SECTION 8.02.   Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, if to the Borrower, at its address or telecopier number set forth below:

ENSCO International Incorporated
2700 Fountain Place
1445 Ross Avenue
Dallas, Texas 75202-2792
Attention: Vice President and Treasurer

Telephone: (214) 922-1500
Facsimile: (214) 855-0300

if to any Bank, at its address for notices indicated on Schedule I; if to the Administrative Agent, at its address or telecopier number set forth below:

Den norske Bank ASA, New York Branch
200 Park Avenue
New York, New York 10166
Attention: Ms. Barbara Gronquist

Telephone: (212) 681-3859
Facsimile: (212) 681-3900

With a copy to:

Den norske Bank ASA, New York Branch
200 Park Avenue
New York, New York 10166
Attention: Mr. Bill Trivedi, Credit Administration

Telephone: (212) 681-3824
Facsimile: (212) 681-4119

if to the Issuing Bank, at its address or telecopier number set forth below:

Den norske Bank ASA, New York Branch
200 Park Avenue
New York, New York 10166
Attention: Mr. Bill Trivedi, Credit Administration

Telephone: (212) 681-3824
Facsimile: (212) 681-4119

or, as to the Borrower, the Administrative Agent, or the Issuing Bank, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Administrative Agent, and the Issuing Bank. All such notices and communications shall be effective, if mailed, three Business Days after deposit in the mails; if sent by overnight courier, one Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided that (i) notices and communications to the Administrative Agent or the Issuing Bank shall not be effective until received by the Administrative Agent or the Issuing Bank, as the case may be, and (ii) telexed or telecopied notices received by any party after its normal business hours (or on a day other than a Business Day) shall be effective on the next Business Day. The notices contemplated by the definitions herein of "Borrowing" and "Interest Period" and by Section 2.08 may be combined in one notice, if all required information is provided in the combined notice and the combined notice meets the requirements as to timeliness set forth in each definition and Section to which the combined notice pertains.

                                SECTION 8.03.   No Waiver; Remedies. No failure on the part of any Bank, the Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

                                SECTION 8.04.   Costs, Expenses and Indemnity. (a) The Borrower agrees to pay on demand, (i) all reasonable costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to preparation, execution and delivery of the Loan Documents and the satisfaction of the matters referred to in Section 3.01, the reasonable costs and expenses of the Issuing Bank in connection with any Letter of Credit, and (ii) all reasonable legal and other costs and expenses, if any, of the Administrative Agent, the Issuing Bank and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents or incurred in connection with any workout, restructuring or bankruptcy.

                                (b)  If any payment or purchase of principal of, or Conversion of, any LIBOR Advance or LIBOR Borrowing is made other than on the last day of an Interest Period relating to such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.07(f), 2.08, 2.09, 2.10, 2.11, 2.13 or 2.16 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses (other than taxes, which are dealt with in Section 2.13) which it may reasonably incur as a result of such payment, purchase or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

                                (c)  The Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Lead Arranger, the Syndication Agent, the Co-Syndication Agent, the Documentation Agent, each Bank and each other agent, arranger and manager and each of their respective directors, officers, employees and agents (collectively, "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses relating to environmental matters, but excluding taxes, which are dealt with in Section 2.13) (collectively, "Losses") for which any of them may become liable or which may be incurred by or asserted against an Indemnified Party, in each case arising out of, related to or in connection with (i) any transaction in which any proceeds of all or any part of the Advances are applied, (ii) breach by the Borrower of any Loan Document, (iii) violation by the Borrower or any Subsidiary of any Environmental Law or any other law, rule, regulation or order, (iv) any Lien granted pursuant to any Loan Document, (v) ownership by any Indemnified Party of any property following foreclosure (or similar action) under any of the Loan Documents, to the extent such Losses arise out of or result from (x) any Hazardous Materials located in, on or under the property of the Borrower or any Subsidiary on the date of such foreclosure (or similar action) or (y) operation of any such property on or before the date of such foreclosure (or similar action), including Losses which are imposed upon Persons under any Environmental Law solely by virtue of ownership, (vi) any Indemnified Party's being deemed an operator of any property of the Borrower or any Subsidiary by a court or other Person, to the extent such Losses arise out of or result from any Hazardous Materials located in, on or under any such property, or (vii) any investigation, litigation, or proceeding, whether or not any Indemnified Party is a party thereto, related to or in connection with any of the foregoing or any Loan Document (EXPRESSLY INCLUDING ANY SUCH LOSSES ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH LOSSES ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 8.04(C), BE INDEMNIFIED FOR THEIR OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE AND THEIR OWN STRICT LIABILITIES.

                                (d)   None of the Indemnified Parties shall be liable to the Borrower for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by any Indemnified Party of any of its obligations hereunder. The Borrower shall not be liable to the Administrative Agent or the Banks for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by the Borrower of any of its obligations hereunder.

                                SECTION 8.05.   Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

                                SECTION 8.06.   Assignments and Participations. (a) Each Bank may, in accordance with applicable law, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (including the Letter of Credit Liabilities held by the assigning Bank pursuant to Section 2.18), (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, the sum of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (and in increments of $1,000,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Administrative Agent and the Borrower consent to such assignment (which consent shall not be unreasonably withheld), and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for recording by the Administrative Agent in the Register, an Assignment and Acceptance, together with any Notes then held by such assigning Bank and any Notes then held by such assignee and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of such Bank shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto), and (z) unless the Borrower in its sole discretion otherwise consents, no such assignee shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than the assigning Bank would have been entitled to receive with respect to the rights assigned to such assignee, except as a result of circumstances arising after the date of such assignment.

                                (c)   The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of and the principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                                (d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Notes then held by such assigning Bank and any Notes then held by such assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, an authorized officer of the Borrower shall execute and deliver to the Administrative Agent (i) in exchange for any surrendered Notes a new Note payable to the order of such Eligible Assignee (if a new Note is requested by such Eligible Assignee) in an amount equal to its Commitment after giving effect to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank (if an new Note is requested by the assigning Bank) in an amount equal to the Commitment retained by it hereunder (such new Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, if any, shall be dated the effective date of such Assignment and Acceptance, shall be properly completed and shall otherwise be in substantially the form of Exhibit A).

                                (e)   Each Bank, in accordance with applicable law, may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments, the Advances owing to it and the Note held by it); provided that (i) such Bank's obligations under this Agreement (including its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by the Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) unless the Borrower in its sole discretion otherwise consents, no such participant shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than such Bank would have been entitled to receive with respect to the rights assigned to such participant by such Bank except as a result of circumstances arising after the date of such participation to the extent that such circumstances affect other Banks and participants generally, and (vii) each participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall provide to the Administrative Agent and the Borrower a U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, duly completed and certifying that such participant is fully exempt from United States withholding taxes with respect to all payments to be made to such participant under such participation agreement, or other documents satisfactory to the Borrower and the Administrative Agent indicating that all payments to be made to such participant under such participation agreement are fully exempt from such withholding taxes, and neither the Borrower nor the Administrative Agent shall have any obligation to pay to any participant any taxes, penalties, interest or other expenses, costs and losses incurred or payable by the Borrower or the Administrative Agent as a result of the failure of such participant to obtain such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such participant.

                                (f)   Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of its Affiliates furnished to such Bank by or on behalf of the Borrower or any of its Affiliates; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 8.09.

                                (g)   Notwithstanding any other provision set forth in this Agreement, any Bank may at any time (i) create a security interest in all or any portion of its rights under the Loan Documents (including the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board and (ii) upon notice to the Borrower and the Administrative Agent, assign all or any portion of its rights and obligations under the Loan Documents to any of its Affiliates.

                                (g)   Notwithstanding any other provision set forth in this Agreement, any Bank may at any time (i) create a security interest in all or any portion of its rights under the Loan Documents (including the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board and (ii) upon notice to the Borrower and the Administrative Agent, assign all or any portion of its rights and obligations under the Loan Documents to any of its Affiliates.

                                SECTION 8.07.   Governing Law; Entire Agreement. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement, the Notes, the other Loan Documents and any fee letter pertaining hereto accepted by the Borrower constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

                                SECTION 8.08.    Interest.  It is the intention of the parties hereto that the Administrative Agent, the Issuing Bank and each Bank shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions with the Administrative Agent, the Issuing Bank or any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with this Agreement or the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Administrative Agent, the Issuing Bank or such Bank, as the case may be, under the Notes, this Agreement or under any other agreement entered into in connection with this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the Administrative Agent, the Issuing Bank or such Bank, as the case may be, be applied on the principal amount of the obligations owed to the Administrative Agent, the Issuing Bank or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent, the Issuing Bank or such Bank, as the case may be, to the Borrower, and (b) in the event that the maturity of any Note or other obligation payable to the Administrative Agent, the Issuing Bank or such Bank, as the case may be, is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent, the Issuing Bank or such Bank, as the case may be, may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to the Administrative Agent, the Issuing Bank or such Bank, as the case may be, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent, the Issuing Bank or such Bank, as the case may be, be credited by the Administrative Agent, the Issuing Bank or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent, the Issuing Bank or such Bank, as the case may be, by the Borrower or refunded by the Administrative Agent, the Issuing Bank or such Bank, as the case may be, to the Borrower.

           SECTION 8.09.   Confidentiality.  Each Bank agrees that it will use reasonable efforts not to disclose without the prior consent of the Borrower (other than to such Bank's Affiliates in the ordinary course of business in connection with any Loan Document, the administration thereof or any transaction contemplated hereby, employees, auditors or counsel or to another Bank if the disclosing Bank or the disclosing Bank's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or its Subsidiaries which is furnished pursuant to this Agreement or any other Loan Document and which is designated by the Borrower to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the FDIC or similar organizations (whether in the United States or elsewhere), (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Bank, provided that such prospective transferee executes an agreement with the Borrower containing provisions substantially identical to those contained in this Section, and (f) to any Bank, the Administrative Agent or the Issuing Bank.

                                SECTION 8.10.   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                                SECTION 8.11.   Domicile of Loans.  Each Bank may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank provided that no Bank shall be relieved of its Commitment as a result thereof.

                                SECTION 8.12.   Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, the Issuing Bank and the Administrative Agent and when the Administrative Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, the Issuing Bank and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks.

                                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ENSCO INTERNATIONAL INCORPORATED
By:
Name:
Title:

ADMINISTRATIVE AGENT:

DEN NORSKE BANK ASA, NEW YORK BRANCH, as Administrative Agent
By:
Authorized Officer
By:
Authorized Officer

ISSUING BANK:

DEN NORSKE BANK ASA, NEW YORK BRANCH, as Issuing Bank
By:
Authorized Officer
By:
Authorized Officer

BANKS:

CITIBANK, N.A.
By:
Authorized Officer

DEN NORSKE BANK ASA, NEW YORK BRANCH
By:
Authorized Officer
By:
Authorized Officer

HSBC BANK USA
By:
Authorized Officer

WELLS FARGO BANK TEXAS, N.A.
By:
Authorized Officer

BANK ONE, NA (MAIN OFFICE CHICAGO)
By:
Authorized Officer

BANK OF TOKYO-MITSUBISHI, LTD.
By:
Authorized Officer

MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.
By:
Authorized Officer

SOUTHWEST BANK OF TEXAS
By:
Authorized Officer

SCHEDULE I Applicable Lending Offices; Addresses for Notice

Bank	Domestic Lending Office	Eurodollar Lending Office	Addresses for Notice
Citibank, N.A	2 Penns Way, Suite 200 New Castle, Delaware 19720	2 Penns Way, Suite 200 New Castle, Delaware 19720	Credit Contact:
Mark Johnson
388 Greenwich St.
23rd Floor
New York, NY 10015
Tel: 212-816-5435
Fax: 212-816-5429

Administrative Contact:
Laura Quashne
Loan Specialist
2 Penns Way, Ste. 200
New Castle, DE 19720
Tel: 302-894-6058
Fax: 302-894-6120

Den norske Bank ASA, New York Branch	200 Park Avenue New York, New York 10166	200 Park Avenue New York, New York 10166	Credit Contact:
Barbara Gronquist
200 Park Avenue
New York, NY 10166
Tel: 212-681-3859
Fax: 212-681-3900

Administrative Contact:
Bill Trivedi
Credit Administration
200 Park Avenue
New York, NY 10166
Tel: 212-681-3824
Fax: 212-681-3900
HSBC Bank USA	452 Fifth Avenue, 5th Floor New York, New York 10018	452 Fifth Avenue, 5th Floor New York, New York 10018	Credit Contact: George Linhart
First VP
452 Fifth Ave., 5th Fl.
New York, NY 10018
Tel: 212-525-3326
Fax: 212-525-2479

Administrative Contact:
Marie Bax
Loan Administrator
One HSBC Center
26th Floor
Buffalo, NY 14203
Tel: 716-841-5668
Fax: 716-841-0269
Wells Fargo Bank Texas, N.A.	1000 Louisiana, 3rd Floor Houston, Texas 77002	1000 Louisiana, 3rd Floor Houston, Texas 77002	Credit Contact:
Lance Reynolds
Relationship Manager
1000 Louisiana
3rd Floor
Houston, Texas 77002
Tel: 713-319-1362
Fax: 713-739-1087

Administrative Contact:
Tanya Ivie
Loan Production Mgr.
1700 Lincoln
Denver, CO 80203
Tel: 303-863-6102
Fax: 303-863-2729
Bank One, NA (Main Office Chicago)	1717 Main Street, 4th Floor TX1-2454 Dallas, Texas 75201	1717 Main Street, 4th Floor TX1-2454 Dallas, Texas 75201	Credit Contact:
Charlie Freel
Bank One Center
201 St. Charles Ave.
New Orleans, LA 70170
Tel: 504-623-1638
Fax: 504-623-6555

Administrative Contact:
Kim Wright
1717 Main, 4th Floor
TX1-2454
Dallas, Texas 75201
Tel: 214-290-2922
Fax: 214-290-2930
Bank of Tokyo- Mitsubishi, Ltd.	1100 Louisiana Street Suite 2800 Houston, Texas 77002	1100 Louisiana Street Suite 2800 Houston, Texas 77002	Credit Contact:
Jay Fort
Vice President
1100 Louisiana Street
Suite 2800
Houston, TX 77002
Tel: 713-655-3807
Fax: 713-658-0116

Administrative Contact:
Barrie Hogue
1100 Louisiana Street
Suite 2800
Houston, TX 77002
Tel: 713-655-3835
Fax: 713-658-0116
Merrill Lynch Business Financial Services Inc.	222 N. LaSalle, 17th Floor Chicago, Illinois 60601	222 N. LaSalle, 17th Floor Chicago, Illinois 60601	Credit Contact:
Daniel McHugh
Vice President
222 N. LaSalle
17th Floor
Chicago, IL 60601
Tel: 312-269-4425
Fax: 312-368-1387

Administrative Contact:
Daniel McHugh
Vice President
222 N. LaSalle
17th Floor
Chicago, IL 60601
Tel: 312-269-4425
Fax: 312-368-1387
Southwest Bank of Texas	4400 Post Oak Parkway Galleria Commercial Houston, Texas 77027	4400 Post Oak Parkway Galleria Commercial Houston, Texas 77027	Credit Contact:
Melinda Nelson Jackson
4400 Post Oak Pkwy.
Galleria Commercial
Houston, TX 77027
Tel: 214-793-0940
Fax: 713-232-5925

Administrative Contact:
Ann Greer
4400 Post Oak Pkwy.
Galleria Commercial
Houston, TX 77027
or
P.O. Box 27459
Houston, TX 77227
Tel: 713-232-1792
Fax: 713-693-7467

SCHEDULE II PRICING GRID

	Level I	Level II	Level III	Level IV	Level V
	A-/A3 or Better	BBB+/ Baa1	BBB/ Baa2	BBB-/ Baa3	BB+/Ba1 or Lower
Applicable Facility Fee:	20.0	22.5	25.0	27.5	32.5
Applicable Margin:	42.5	52.5	62.5	72.5	92.5
Drawn Cost:	62.5	75.0	87.5	100.0	125.0
Utilization Fee (>33%):	25.0	25.0	25.0	25.0	25.0
Fully Drawn Cost:	87.5	100.0	112.5	125.0	150.0

SCHEDULE III Unrestricted Subsidiaries and Corporate Structure (see attached)

SCHEDULE III ENSCO INTERNATIONAL INCORPORATED CORPORATE STRUCTURE (INCLUDING RESTRICTED SUBSIDIARIES)[1] AS OF JULY 25, 2002

	Active Subsidiaries or Affiliates (Jurisdiction of Incorporation)	% of Voting Securities Owned by Borrower	% of Voting Securities Owned by Immediate Parent (other than Borrower)	Jurisdiction(s) Qualified to do Business
(I)	ENSCO Drilling Company (Delaware)	100%	100%	Delaware Syria
(A)	ENSCO Drilling (Caribbean), Inc. (Cayman Islands)		100%	Cayman Islands Venezuela
(1)	ENSCO Drilling Venezuela, Inc. (Cayman Islands)		100%	Cayman Islands Venezuela
(B)	ENSCO de Venezuela, C.A. (Venezuela)		100%	Venezuela
(II)	ENSCO Holding Company (Delaware)	100%		Delaware
(A)	ENSCO Offshore Company (Delaware)		100%	Delaware Texas Louisiana Alabama Mississippi
(1)	ENSCO Australia Corporation I (Delaware)		100%	Delaware Australia
	(a) ENSCO Offshore Partnership (Australia)		1%	Australia
(2)	ENSCO Australia Corporation II (Delaware)		100%	Delaware Australia
	(a) ENSCO Offshore Partnership (Australia)		99%	Australia
(3)	ENSCO Platform Company (Delaware)		100%	Delaware Louisiana Texas California Mexico
	(a) Dual Drilling Nigeria Ltd.(Nigeria)		100%	Nigeria
	(b) Dual Drilling de Venezuela C.A. (Venezuela)		100%	Venezuela
(4)	ENSCO Qatar Company (Delaware)		100%	Delaware Qatar
(III)	ENSCO Incorporated (Texas)	100%		Texas
(IV)	ENSCO Marine Company (Delaware)	100%		Delaware Texas Louisiana Mississippi
(V)	ENSCO Oceanics Company (Delaware)	100%		Delaware Abu Dhabi Thailand New Zealand Trinidad
(A)	ENSCO Asia Pacific Pte. Limited (Singapore)		100%	Singapore
(B)	Petroleum Finance Corporation (Cayman) Islands)		100%	Cayman Islands
(C)	ENSCO Brazil Servicos de Petroleo Limitada (Brazil)		99%	Brazil
(D)	ENSCO Gerudi (M) Sdn. Bhd. (Malaysia)		49%	Malaysia
(E)	ENSCO Maritime Limited (Bermuda)		100%	Bermuda
(1)	ENSCO Arabia Ltd. (Saudi Arabia)		50%	Saudi Arabia
(F)	ENSCO Asia Company (Texas)		100%	Texas Indonesia
(1)	P.T. ENSCO Sarida Offshore (Indonesia)		80%	Indonesia
(2)	Sociedade Brasiliera de Perfuacoes Ltda. (Brazil)		99%	Brazil
(VI)	ENSCO Offshore International Company Cayman Islands)	100%		Cayman Islands Qatar
(A)	ENSCO Offshore U.K. Limited (United Kingdom)		100%	United Kingdom
(B)	ENSCO Limited (Cayman Islands)		100%	Cayman Islands
(C)	ENSCO Netherlands Ltd. (Cayman Islands)		100%	Cayman Islands The Netherlands Denmark
(D)	ENSCO Oceanics International Company (Cayman Islands)		100%	Cayman Islands
(1)	ENSCO Drilling Company (Nigeria) Ltd. (Nigeria)		99%	Nigeria
(2)	ENSCO Australia Pty. Limited (Australia)		100%	Australia
(VII)	Chore Acquisition, Inc.	100%		Delaware

[1] Borrower currently has designated no Unrestricted Subsidiaries.

Explanatory Notes:	(1)	All companies listed on this Schedule III are to be deemed "Subsidiaries" and "Restricted Subsidiaries" for purposes of the Credit Agreement.
	(2)	ENSCO Enterprises Ltd., a Cayman Islands, B.W.I. corporation is not listed as a Subsidiary, since ENSCO Offshore International Company owns only twenty-five percent (25%) of this company and does not maintain any means of control.
	(3)	As provided in Section 5.02(f) of the Credit Agreement, ENSCO Marine Company, ENSCO Platform Company, ENSCO Drilling (Caribbean), Inc. and ENSCO de Venezuela, C.A. are "Excepted Entities."

SCHEDULE IV Rigs (see attached)

SCHEDULE V Existing Liens

DEBTOR	SECURED PARTY	STATE OF FILING	DATE OF FILING	TYPE OF LIEN OR REFERENCE NO. (IF ANY)
ENSCO Offshore Company	United States of America, Secretary of Transportation	Delaware	12/14/99	UCC Ref No. 991536450
ENSCO International Incorporated	Wells Fargo Equipment Finance, Inc.	Louisiana	5/11/00	UCC Ref No. 9987768
ENSCO Drilling Company	NationsBank of Texas, NA	Louisiana	4/1/92 expired	UCC Ref No. 3634845*
ENSCO Marine Company	Graham Energy Ltd.	Louisiana	12/31/91 expired	UCC Ref No. 28347333*
ENSCO	Hunting Interlock Inc.	Texas	3/26/98	UCC Ref No. 9300101616
ENSCO Marine Company	Wilmington Trust Company	Texas	12/22/98	UCC Ref No. 9400034338**
ENSCO Marine Company	Wilmington Trust Company	Texas	3/8/99	UCC Ref No. 9800251883**
ENSCO International Incorporated	Abrams Centre National Bank	Texas	12/28/98	UCC Ref No. 9800256242
ENSCO International Incorporated	Abrams Centre National Bank	Texas	2/5/99	UCC Ref No. 9900024989
ENSCO International Incorporated	Abrams Centre National Bank	Texas	9/27/99	UCC Ref No. 9900196178
ENSCO Offshore Company	United States of America	Texas	12/14/99	UCC Ref No. 9900245886
ENSCO International Incorporated	Oliver Allen Corporation	Texas	2/28/00	UCC Ref No. 0000440966
ENSCO International Incorporated	MCI Worldcom Communications, Inc.	Texas	7/7/00	UCC Ref No. 0000537921
* These financing statements have expired. Furthermore, it is Borrower's belief that the obligations for which these liens were filed have been satisfied and that there is no basis for the lien to remain outstanding. However, Borrower could not verify or obtain the lien release prior to the date of this Agreement. Borrower will use best efforts to terminate these financing statements within 30 days after the date of this Agreement.
** These financing statements represent liens that have been terminated. The obligations underlying the liens represented by these financing statements were satisfied in October, 2000. Wilmington Trust Company acted as trustee for the CIT Group/Equipment Financing, Inc. Although a Satisfaction of Preferred Fleet Mortgage was executed by Wilmington Trust Company and filed with the U.S. Coast Guard, apparently these liens were overlooked and not released. Borrower will use best efforts to terminate these financing statements within 30 days after the date of this Agreement.

SCHEDULE VI Commitments

Bank	Commitment
Citibank, N.A.	$50,000,000.00
Den norske Bank ASA, New York Branch	$50,000,000.00
HSBC Bank USA	$40,000,000.00
Wells Fargo Bank Texas, N.A.	$40,000,000.00
Bank One, NA (Main Office Chicago)	$25,000,000.00
Bank of Tokyo-Mitsubishi, Ltd.	$25,000,000.00
Merrill Lynch Business Financial Services, Inc.	$10,000,000.00
Southwest Bank of Texas	$10,000,000.00
Total:	$250,000,000.00

EXHIBIT A
PROMISSORY NOTE
Dated:
U.S. $

For value received, the undersigned, ENSCO International Incorporated, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of ________ (the "Bank") for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal sum of ________ U.S. dollars (U.S. $________) or, if less, the aggregate unpaid principal amount of the Advances (as defined in the Credit Agreement dated as of July 26, 2002 among the Borrower, Den norske Bank ASA, New York Branch, as the Administrative Agent, Citibank, N.A., as the Syndication Agent, Wells Fargo Bank Texas, N.A., as the Co-Syndication Agent, HSBC Bank USA, as the Documentation Agent, Den norske Bank ASA, New York Branch, as the Issuing Bank and the lenders parties thereto, as amended from time to time, being herein referred to as the "Credit Agreement") owing to the Bank.

The Borrower promises to pay the principal of this Promissory Note (or, if less, the aggregate unpaid principal amount of the Advances (as defined in the Credit Agreement)) on the dates and in the amounts set forth in the Credit Agreement. Additionally, the Borrower promises to pay interest on the unpaid principal amount of each Advance owing to the Bank from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Den norske Bank ASA, New York Branch, as Administrative Agent, at 200 Park Avenue, New York, New York 10166, in same day funds. Each Advance owed to the Bank by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Bank and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is subject to and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Bank to the Borrower from time to time in an aggregate amount not to exceed the amount first above mentioned, the indebtedness of the Borrower resulting from each Advance owing to the Bank being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ENSCO INTERNATIONAL INCORPORATED By: Name: Title:

ADVANCES AND PAYMENTS OF PRINCIPAL
Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B
NOTICE OF BORROWING [Date]

Den norske Bank ASA, New York Branch, as Administrative Agent 200 Park Avenue New York, New York 10166 Attention: Mr. Bill Trivedi, Credit Administration Ladies and Gentlemen:
The undersigned, ENSCO International Incorporated, refers to the Credit Agreement, dated as of July 26, 2002 (such Credit Agreement, as amended from time to time, being herein referred to as the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Banks parties thereto, Den norske Bank ASA, New York Branch, as the Administrative Agent, Citibank, N.A., as the Syndication Agent, Wells Fargo Bank Texas, N.A., as the Co-Syndication Agent, HSBC Bank USA, as the Documentation Agent, Den norske Bank ASA, New York Branch, as the Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is , .

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [LIBOR Advances].

(iii) The aggregate amount of the Proposed Borrowing is $______________.

* [(iv) The initial Interest Period for each Advance made as part of the Proposed Borrowing is (months).]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both.

* To be included for a Proposed Borrowing comprised of LIBOR Advances.

Very truly yours,

ENSCO INTERNATIONAL INCORPORATED By: Name: Title: cc:

EXHIBIT C
FORM OF OPINION OF COUNSEL TO THE BORROWER
July 26, 2002

To Each of the Banks Party to the Credit Agreement hereinafter referred to and Den norske Bank ASA, New York Branch, as Administrative Agent
c/o Den norske Bank ASA, New York Branch, 200 Park Avenue New York, New York 10166 Gentlemen:
I have acted as counsel to ENSCO International Incorporated, a Delaware corporation ("Borrower") in connection with the Credit Agreement dated as of July 26, 2002 (the "Credit Agreement") among the Borrower, the Banks party thereto, Den norske Bank ASA, New York Branch, as administrative agent (in such capacity the "Administrative Agent"), Citibank, N.A., as syndication agent (in such capacity the "Syndication Agent"), Wells Fargo Bank, as co-syndication agent (in such capacity the "Co-Syndication Agent") and HSBC Securities (USA) Inc., as documentation agent (in such capacity the "Documentation Agent").

This opinion is being furnished to you pursuant to Section 3.01(d) of the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

In this connection and as a basis for the opinions hereinafter expressed, I have made the investigations described below, but have not independently verified information obtained from third parties, except as otherwise set forth herein. As to matters of fact and in making the investigations referred to in my opinions expressed herein, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of the following documents:

a. the Credit Agreement; and

b. the Notes

(collectively referred to as the "Documents").

As counsel to the Borrower, I am familiar with the relevant corporate proceedings and have examined such resolutions, documents and records of the Borrower and have obtained such other information as I have deemed necessary to form a basis for the opinions expressed below.

In rendering the opinions set forth below, I have relied, to the extent I deemed appropriate, upon certificates or other written advice of an officer or other authorized representative of a particular governmental authority, corporation, or other person or entity concerned.

Furthermore, the opinions rendered herein are subject to the following additional qualifications, limitations and assumptions:

(i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws affecting creditors' rights generally, and the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and future court decisions affecting or interpreting any of the foregoing;

(ii) all documents submitted to me as originals are accurate and complete;

(iii) all documents submitted to me as copies are true, correct and complete copies of the originals thereof;

(iv) the due organization and existence of all parties to the Documents (other than the Borrower);

(v) the legal right and the corporate power and authority of all parties to the Documents (other than the Borrower) to execute and deliver, and to consummate the transactions contemplated by, the Documents to which they are parties;

(vi) the due authorization, execution and delivery of the Documents by all parties to the Documents (other than the Borrower);

(vii) that the Documents constitute the legal, valid, binding and enforceable obligations of all of the parties thereto (other than the Borrower);

(viii) all of the signatures, other than the signatures of the officers of the Borrower, on all documents submitted to me are genuine;

(ix) you will comply with usury savings provisions in the Documents which may apply to the provisions of the Documents and/or the transactions undertaken in accordance therewith;

(x) the opinions rendered herein are specifically limited to the current applicable United States federal law (including maritime laws), the Delaware General Corporation Law and the laws of the State of Texas. I am a member of the State Bar of Texas and have neither been admitted to nor purport to be an expert on the laws of any other state or jurisdiction, although I am generally familiar with the General Corporation Law of the State of Delaware;

(xi) no opinion is expressed as to the enforceability of choice of law, choice of jurisdiction and forum selection clauses contained in the Documents;

(xii) the enforceability of the Documents (a) may be limited by the application of the standard "good faith", such as that defined in Section 1.203 of the Texas Uniform Commercial Code, as the same may be amended from time to time, to the extent the Texas Uniform Commercial Code applies, and (b) is subject to the discretion of the courts of the State of Texas in granting equitable remedies such as specific performance or injunctive relief and their power to stay proceedings before them and to stay the execution of judgments. The enforceability of some of the remedial provisions of the Documents may be limited by, and some provisions of the Documents may be rendered unenforceable under, applicable federal and state laws, rules, regulations, court decisions, and constitutional requirements in and of the State of Texas or the United States, but such laws, rules, regulations, court decisions and constitutional requirements should not, in my opinion, substantially interfere with the practical realization of the rights and benefits afforded by the Documents, although such laws, rules, regulations, court decisions and constitutional requirements may delay the ability of the Administrative Agent or the Banks to enforce their respective rights and remedies provided thereunder.

The opinions expressed below are made as of the date hereof. I assume no, and expressly disclaim any obligation to update or supplement such opinions to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

Based upon the foregoing and having regard to the legal considerations I deem relevant, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, it is my opinion that:

1. The Borrower is a corporation, duly organized and validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and in good standing in each jurisdiction in which the conduct of its business or the ownership or operation of its properties requires it to be so qualified, and has the corporate power and authority (i) to own or lease and operate its properties and carry on its business as carried on at the date hereof and (ii) to execute and deliver, and to consummate the transactions contemplated by, the Documents to which it is a party.

2. The Borrower has taken all necessary corporate action to authorize the execution and delivery of, and the consummation of the transactions contemplated by, each of the Documents to which it is a party. Such execution and delivery, and consummation of the transactions contemplated by the Documents, will not (i) result in a violation of Borrower's certificate of incorporation or bylaws, (ii) to my knowledge, result in a violation of any law or governmental regulation to which Borrower or any of its Subsidiaries is subject, or (iii) to my knowledge, after due inquiry, result in a violation of or constitute a breach of or default under any agreement or order. Each of the Documents to which Borrower is a party has been duly authorized, executed and delivered by Borrower.

3. Each of the Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. I have assumed, with your permission, that each of the Documents stated by its terms to be governed by New York law constitutes a legal, valid and binding obligation under New York law, enforceable against each of the parties thereto in accordance with its respective terms.

4. If, notwithstanding the choice of New York law contained therein, Texas law were applied to the Documents, each of the Documents would constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5. The execution and delivery of, and the consummation of the transactions by the Borrower of the Documents to which it is a party do not require the consent, approval, waiver, license or authorization or other action or filing with any Texas or Delaware corporate or federal governmental authority.

6. The Borrower and/or its Subsidiaries have title to all material property owned by them (including the Rigs referred to in the Credit Agreement) and the same is free and clear of all liens (other than those which may be identified in Borrower's consolidated balance sheet or Permitted Liens).

7. To my knowledge, after due inquiry, there is no action, suit or proceeding pending or threatened against the Borrower or its Subsidiaries before or by any court, arbitration panel or administrative agency which, if adversely determined, could reasonably be expected to result in or have a Material Adverse Effect on the consolidated financial position of the Borrower and its Subsidiaries taken as a whole, or that would prevent the Borrower from performing any of its obligations under the Documents.

8. The Borrower is not an "investment company" or an entity "controlled" by an "investment company" under the Investment Company Act of 1940, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission") thereunder.

9. The Borrower is not subject to regulation as a "holding company" or "subsidiary company" of a "holding company" under the Public Utility Holding Company Act of 1935, as amended.

The scope of the foregoing opinion is limited to those issues specifically considered herein, and no further or more expansive opinion is to be implied from any of the opinions expressed above. Any variation or difference in the assumptions upon which this opinion is based might affect my conclusions in an adverse manner and make them inaccurate.

Furthermore, the opinions expressed herein are rendered solely for your benefit and for the benefit of your successors and assigns under the Credit Agreement, and may not be relied upon or used by any other person (it being understood that you may be required to show this opinion to bank regulators and auditors) without my prior written consent.

Very truly yours, Robert O. Isaac Associate General Counsel

EXHIBIT D
FORMS OF OPINIONS OF SPECIAL COUNSEL TO THE ADMINISTRATIVE AGENT AND LEAD ARRANGER
D-1: Opinion re: Closing Conditions D-2: Opinion re: Enforceability and Choice of Law (see attached)

EXHIBIT D-1
July 26, 2002

To Den norske Bank ASA, New York Branch,
as Administrative Agent, Citibank, N.A., as
Syndication Agent to, Den norske Bank, ASA,
New York Branch, as Issuing Bank, and to each
of the Banks party to the Credit Agreement
described below

Ladies and Gentlemen:

We have acted as special counsel to Citibank, N. A. in connection with the preparation, execution and delivery of the Credit Agreement, dated as of July 26, 2002 (the "Credit Agreement"), among ENSCO International Incorporated, a Delaware corporation (the "Borrower"), and each of you. Capitalized terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have examined the following documents:

(1) Counterparts of the Credit Agreement, executed by the Administrative Agent, the Banks, and the Borrower, respectively.

(2) The documents furnished by the Borrower pursuant to Section 3.01 of the Credit Agreement and listed on Annex A hereto, including the opinion of Robert O. Isaac, counsel to the Borrower (the "Opinion of Borrower's Counsel").

In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures and the conformity to the originals of all such documents submitted to us as copies. We have also assumed the accuracy of all matters set forth in the certificates referred to on Annex A hereto and assumed that each of the Borrower, the Banks, and the Administrative Agent has duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Credit Agreement, and that the Borrower has duly executed and delivered, with all necessary power and authority (corporate and otherwise), the respective Notes and other Loan Documents contemplated to be executed by it.

Based upon the foregoing examination of documents and assumptions and upon such other investigation as we have deemed necessary, we are of the opinion that the Opinion of Borrower's Counsel and the other documents referred to in item (2) above, are substantially responsive to the requirements of the Credit Agreement.

This opinion is solely for the benefit of the Banks, the Administrative Agent, the Issuing Bank, and their respective successors, assigns, participants and other transferees and may be relied upon only by such Persons in connection with the transactions contemplated by the Credit Agreement.

Very truly yours, Bracewell & Patterson, L.L.P.

ANNEX A to Opinion

(a)	The opinion of Robert O. Isaac, counsel to the Borrower, substantially in the form of Exhibit C to the Credit Agreement.
(b)	A certificate of an officer of the Borrower certifying (i) a copy of a unanimous consent of directors of the Borrower, (ii) the certificate of incorporation and bylaws of the Borrower, and (iii) the name and signature of an authorized agent of the Borrower.
(c)	A certificate of an officer of the Borrower certifying as to insurance requirements.

EXHIBIT D-2
July 26, 2002

To the Administrative Agent and the Banks listed on the attached Schedule I c/o Den norske Bank ASA, New York Branch as Administrative Agent for the Banks Ladies and Gentlemen:

We have acted as special counsel to Den norske Bank ASA, New York Branch, acting for itself and as administrative agent ("Administrative Agent"), in connection with the preparation, execution, and delivery of the Credit Agreement dated as of July 26, 2002 ("Credit Agreement"), among ENSCO International Incorporated, a Delaware corporation ('Borrower'), the financial institutions party thereto ("Banks"), and the Administrative Agent. Capitalized terms used herein but not defined herein shall have the meanings specified by the Credit Agreement.

In connection with our representation of the Administrative Agent, we have examined executed counterparts of the Credit Agreement and the Notes dated as of July 26, 2002, made by the Borrower in favor of the Banks (collectively, the "Credit Documents"). We have also examined the opinion of legal counsel of the Borrower ("Borrower Opinion").

For purposes of this opinion, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures, (c) the conformity to the originals of all documents submitted to us as copies and the truthfulness of all statements of fact contained therein, and (d) the due authorization, execution, and delivery of all documents by the parties thereto. Insofar as the opinion set forth below involves conclusions set forth in the Borrower Opinion or the correctness of the matters set forth herein, our opinion expressed below is subject to the assumptions, qualifications, and limitations set forth in the Borrower Opinion. Further, we have relied (i) as to factual matters, on the representations and warranties and other statements of fact contained in the Credit Documents and (ii) as to the matters of law covered by the Borrower Opinion, on such Borrower Opinion.

Based upon the foregoing examination of documents and assumptions and upon such other investigations as we have deemed necessary, we are of the opinion that:

(1) The Credit Documents governed by New York law and executed by the Borrower constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(2) If the issue is properly presented before such court, a Texas or federal court applying Texas choice of law rules should hold that the choice of law provisions contained in the Credit Documents are valid, except to the extent any such choice of law provision purports to apply the laws of any state other than Texas to any determination pertaining to (i) whether a transaction transfers or creates an interest in Texas real property for security purposes or otherwise, (ii) the nature of an interest in Texas real property that is transferred or created, (iii) the method for foreclosure of a lien on real property located in Texas, (iv) the nature of an interest in Texas real property that results from foreclosure, or (v) the manner and effect of recording or failing to record evidence of a transaction that transfers or creates an interest in Texas real property.

The foregoing opinions are, with your concurrence, predicated upon and qualified in their entirety by the following:

a. The foregoing opinion is based upon and is limited to the laws of the State of New York and the State of Texas and applicable laws of the United States of America. We render no opinion with respect to the law of any other jurisdiction.
b. Our opinion with respect to the enforceability of the Credit Documents is subject to the further qualification that certain indemnifications, waivers, and other provisions thereof may be limited by the laws of the State of New York and applicable laws of the United States of America, but such laws do not, in our opinion, make such agreements inadequate for the practical realization of the benefits intended to be provided thereby.

This opinion is solely for the benefit of the Administrative Agent, the Banks, and their respective permitted successors, assigns, participants, and other transferees and may be relied upon only by such persons in connection with the transactions contemplated by the Credit Agreement.

Very truly yours, Bracewell & Patterson, L.L.P.

SCHEDULE 1 to Opinion

BANKS:
Citibank, N.A.
Den norske Bank ASA, New York Branch
HSBC Bank USA
Wells Fargo Bank Texas, N.A.
Bank One, NA
Bank of Tokyo-Mitsubishi, Ltd.
Merrill Lynch Business Financial Services Inc.
Southwest Bank of Texas

EXHIBIT E
ASSIGNMENT AND ACCEPTANCE Dated ,

Reference is made to the Credit Agreement, dated as of July 26, 2002 (such Credit Agreement, as amended or otherwise modified from time to time, being herein referred to as the "Credit Agreement"), among ENSCO International Incorporated, a Delaware corporation, as the Borrower, Den norske Bank ASA, New York Branch, as the Administrative Agent, Citibank, N.A., as the Syndication Agent, Wells Fargo Bank Texas, N.A., as the Co-Syndication Agent, HSBC Bank USA, as the Documentation Agent, Den norske Bank ASA, New York Branch, as the Issuing Bank and the lenders parties thereto. Terms defined in the Credit Agreement are used herein with the same meaning.

(the "Assignor") and (the "Assignee") agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's and Assignor's respective Commitments and the respective amounts of the Advances owing to the Assignee and Assignor will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, the perfection, existence, sufficiency or value of any Collateral, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; and (iv) attaches the Note held by the Assignor and requests that the Administrative Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance or new Notes payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee attaches the Note (if any) held by it and (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(d) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any of the other Loan Documents or any other instrument or document; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on Schedule I hereto.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, this Assignment and Acceptance will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and under the other Loan Documents.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1 to Assignment and Acceptance

Section 1.
Percentage interest assigned:	%
Section 2.
Assignee's Commitment before giving effect to this
Assignment and Acceptance:	$
Assignee's outstanding principal of Advances before
giving effect to this Assignment and Acceptance	$
Aggregate outstanding principal of Advances assigned to
the Assignee under this Assignment and Acceptance:	$
Assignee's Commitment after giving effect to this
Assignment and Acceptance:	$
Assignee's outstanding principal of Advances after
giving effect to this Assignment and Acceptance:	$
Assignor's remaining Commitment after
giving effect to this Assignment and Acceptance:	$
Assignor's remaining outstanding principal of Advances
after giving effect to this Assignment and Acceptance:	$
Principal amount of Note payable to the Assignee: $
Principal amount of Note payable to the Assignor: $
Section 3.
Effective Date**:	,20

[NAME OF ASSIGNOR], as Assignor
By:
Name:
Title
Dated:

[NAME OF ASSIGNEE], as Assignee
By:
Name:

**This date should be no earlier than the date five Business Days after the delivery of this Assignment and Acceptance to the Administrative Agent.

Title: Dated: Domestic Lending Office (and address for notices): [Address] Eurodollar Lending Office: [Address]

[Approved this day of .
ENSCO INTERNATIONAL INCORPORATED By: Name: Title:]***
[Approved this day of .
DEN NORSKE BANK ASA, NEW YORK BRANCH, as Issuing Bank By: Name: Title:]***
[Approved this day of .
DEN NORSKE BANK ASA, NEW YORK BRANCH, as Administrative Agent By: Name: Title:]***

EXHIBIT F
NOTICE OF LETTER OF CREDIT [Date]

Den norske Bank ASA, New York Branch,
as Administrative Agent and as Issuing Bank
200 Park Avenue
New York, New York 10166
Attention: Mr. Bill Trivedi, Credit Administration
Facsimile: 212-681-4119

Ladies and Gentlemen:
The undersigned, ENSCO International Incorporated, refers to the U.S. Credit Agreement, dated as of July 26, 2002 (such Credit Agreement, as amended from time to time, being herein referred to as the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Banks parties thereto, Den norske Bank ASA, New York Branch, as the Administrative Agent, Citibank, N.A., as the Syndication Agent, Wells Fargo Bank Texas, N.A., as the Co-Syndication Agent, HSBC Bank USA, as the Documentation Agent, Den norske Bank ASA, New York Branch, as the Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.18 of the Credit Agreement that the undersigned hereby requests a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit (the "Proposed Letter of Credit") as required by Section 2.18(a) of the Credit Agreement:

(i) The date of issuance of the Proposed Letter of Credit is .

(ii) The amount of the Proposed Letter of Credit is $

(iii) The expiration date of the Proposed Letter of Credit is .

(iv) The purpose and terms of the Proposed Letter of Credit are as follows:

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of issuance of the Proposed Letter of Credit:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to the issuance of the Proposed Letter of Credit, as though made on and as of such date; and
(B) no event has occurred and is continuing, or would result from such Proposed Letter of Credit, which constitutes a Default, an Event of Default or both.

Very truly yours, ENSCO INTERNATIONAL INCORPORATED By: Name: Title: cc:

EXHIBIT G
COMPLIANCE CERTIFICATE [Date]

To Den norske Bank ASA, New York Branch,
as Administrative Agent, Citibank, N.A., as Syndication
Agent, to Den norske Bank ASA, New York Branch,
as Issuing Bank, and to each of the Banks party to the
Credit Agreement described below

Ladies and Gentlemen:

I refer to the Credit Agreement, dated as of July 26, 2002 (such Credit Agreement, as amended or otherwise modified from time to time, being herein referred to as the "Credit Agreement"), among ENSCO International Incorporated, a Delaware corporation, as the Borrower, Den norske Bank ASA, New York Branch, as the Administrative Agent, Citibank, N.A., as the Syndication Agent, Wells Fargo Bank Texas, N.A., as the Co-Syndication Agent, HSBC Bank USA, as the Documentation Agent, Den norske Bank ASA, New York Branch, as the Issuing Bank and the lenders parties thereto. Terms defined in the Credit Agreement are used herein with the same meaning.

I hereby certify that I have no knowledge of any Defaults by the Borrower in the observance of any of the provisions in the Credit Agreement which existed as of or which exist as of the date of this certificate, and that all of the representations and warranties made by the Borrower in Article IV of the Credit Agreement are true and correct in all material respects on the date of this certificate as if made on this date.

I also certify that the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial condition of the Borrower as of , and the related results of operations for the then ended, in conformity with generally accepted accounting principles.

The following sets forth the information and computations to demonstrate compliance with the requirements of Section 5.02 of the Credit Agreement as of :

(a)	Section 5.02(a) Consolidated EBITDA to Interest Expense Ratio

	1. Net Income for preceding four quarters	$

	2. Interest Expense, taxes, depreciation and amortization, and other non-cash charges (to the extent each is deducted in determining Net Income) for preceding four quarters	$

	3. Consolidated EBITDA for preceding four quarters (A.1 + A.2) =	$

	4. Consolidated Interest Expense for preceding four quarters	$

	5. ratio A.3 divided by A.2	$ to 1.00

	6. minimum:	3.00 to 1.00

(b)	Section 5.02(b) Consolidated Debt Ratio

	1. Consolidated Debt	$

	2. Consolidated Shareholder's Equity	$

3. B.1 divided by (B.1 + B.2)%

	4. maximum ratio	40%

(c)	Section 5.02(c) Consolidated Tangible Net Worth

	1. Consolidated Shareholders' Equity	$

	2. Intangible Assets of Borrower and its consolidated Subsidiaries	$

	3. Consolidated Tangible Net Worth (C.1 - C.2) =	$

	4. minimum:	$1,100,000,000

Very truly yours, Name: Title: